                                                                    Exhibit 10.1

                              FRANCHISE AGREEMENT

                                     Area 1



          Following is the cable television Franchise Agreement entered into between the City of Chicago and 21st Century Cable TV, Inc. pursuant to the Chicago Cable Communications Ordinance. The effective date of this Agreement is
__________________.

                               TABLE OF CONTENTS
                               -----------------

Preamble         Recitals.................................................1

Section 1.       Definitions..............................................3

Section 2.       Grant of Authority.......................................4
                 2.1  Grant of Franchise..................................4
                 2.2  Term and Effective Date of This Agreement...........4
                 2.3  Territorial Extent of Franchise.....................5
                 2.4  Proof of Financing..................................5
                 2.5  Acts or Omissions...................................5

Section 3.       Incorporation of Other Documents and Laws by Reference...6

Section 4        Franchise Fee and Other Fees.............................6
                 4.1  Franchise Fee.......................................6
                 4.2  Subsequent Action Affecting Franchise Fee...........6
                 4.3  Prepayment of Franchise Fee.........................7
                 4.4  Incidental Fees.....................................8
                 4.5  Other Fees..........................................8
                 4.6  Not a Tax...........................................9
                 4.7  Recomputation.......................................9
                 4.8  Interest............................................9

Section 5.       Insurance and Bonds.....................................10
                 5.1  Types and Amounts of Insurance.....................10
                 5.2  General Requirements Applicable to All Types and
                      Amounts of Insurance...............................12
                 5.3  Performance Bonds..................................15
                 5.4  Right to Require Replacement of Insurance or Bonds.16
                 5.5  Insurance for Contractors and Subcontractors.......17
                 5.6  Alterations........................................17
                 5.7  The City's Right to Increase Minimum Amounts.......18
                 5.8  No Excuse from Performance.........................18
                 5.9  Endorsement........................................18

Section 6.       Letter of Credit........................................19
                 6.1  Form and Amount....................................19
                 6.2  Endorsement........................................19

Section 7.       Programming Services and Fees...........................20
                 7.1  Subscriber Services and Fees.......................20

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


                 7.2  User Services and Fees.............................20
                 7.3  New Subscriber Services............................20
                 7.4  Promotions and Discounts...........................21
                 7.5  Extra-Long Drops...................................21
                 7.6  Non-Standard Installations...........................

Section 8.       System Design...........................................22
                 8.1  Subscriber Network System..........................22
                 8.2  Additional Channels/Institutional Network System...22
                 8.3  Twenty-Four Hour Operation.........................23
                 8.4  Transmissions Between the Subscriber and
                      Institutional Network Systems......................23
                 8.5  Alternative Design.................................23
                 8.6  Interference.......................................24
                 8.7  Reliability and Safety.............................24
                 8.8  Satellite Earth Stations...........................24
                 8.9  Standby Power......................................24
                 8.10 Standby Capability.................................25
                 8.11 Status/Performance Monitoring......................25
                 8.12 Equipment..........................................25
                 8.13 Satellite Uplink...................................26
                 8.14 Applicability of Sections 9, 10, 11 and 12 of
                      This Agreement.....................................26

Section 9.       Technical Standards.....................................26
                 9.1  Performance Requirements...........................27
                 9.2  Subscriber Network System..........................27
                 9.3  Institutional Network System.......................27
                 9.4  Performance Measurement Standards..................28
                 9.5  Data Transmissions.................................28
                 9.6  Interference.......................................28
                 2.7  Test Procedures....................................28

Section 10.      Maintenance of System...................................29

Section 11.      Construction Schedule and Other Reports.................29
                 11.1  Construction Timetable............................29
                 11.2  Construction Schedule and Map.....................29
                 11.3  "As Built" Maps...................................30
                 11.4  Third Party Litigation............................31

Section 12.      Construction Requirements and Standards.................31
                 12.1  General...........................................31


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


                 12.2  Compliance Standards..............................31
                 12.3  Construction and Installation Manual..............32
                 12.4  The Grantee's Construction and Inspection Manual..32
                 12.5  Engineering Site Survey...........................33
                 12.6  Restoration.......................................33
                 12.7  Tree Trimming on Public Property..................34
                 12.8  Tree Trimming on Private Property.................34
                 12.9  New Technologies..................................34
                 12.10 Contracts and Subcontractors......................35

Section 13.      Extension of Service....................................35
                 13.1  New Developments..................................35
                 13.2  Annexation........................................35

Section 14.      Removal of System.......................................36
                 14.1  Removal By The Grantee............................36
                 14.2  Removal by the City...............................36

Section 15.      Intra-City Interconnection..............................37
                 15.1  Purpose...........................................37
                 15.2  Capacity and Timetable............................37
                 15.3  Plan of Interconnection...........................38
                 15.4  Interconnection Responsibilities..................38
                 15.5  Construction and Technical Standards..............39
                 15.6  Fees, Rules, Etc..................................39

Section 16.      Channel Allocation......................................39
                 16.1  Standard Allocation...............................39
                 16.2  Aeronautical Frequencies..........................40

Section 17.      Universal Subscriber Service............................40

Section 18.      Local Origination.......................................40

Section 19.      Chicago Access Corporation..............................41
                 19.1  Channel Commitments...............................41
                 19.2  Payments and Contributions........................42
                 19.3  Equipment.........................................43
                 19.4  Programming Authority.............................43
                 19.5  CAC/The Grantee Policies and Procedures...........43

Section 20.      Leased Access...........................................44

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

Section 21.      Municipal Utilization...................................44
                 21.1  Description.......................................44
                 21.2  Additional Channel Capacity.......................45

Section 22.      Enhanced/Developmental Services.........................45

Section 23.      Employment Requirements.................................45
                 23.1  Affirmative Action................................46
                 23.2  Equal Employment Opportunity/Affirmative Action
                         Plan............................................46
                 23.3  Pass-Through Requirements.........................46
                 23.4  Local Resident....................................47
                 23.5  Unions............................................47
                 23.6  Training..........................................48
                 23.7  Records...........................................48
                 23.8  Reporting Requirements............................48
                 23.9  Compliance........................................49

Section 24.      Contractors and Subcontractors..........................50
                 24.1  Local Businesses..................................50
                 24.2  Minority Business Enterprises (MBEs)..............50
                 24.3  Women's Business Enterprises (WBEs)...............51
                 24.4  Business Enterprise Plans.........................51
                 24.5  Reporting Requirements............................51
                 24.6  Compliance........................................52

Section 25.      Consumer Services.......................................53
                 25.1  Consumer Services Plan............................53
                 25.2  Business Offices and Personal.....................54
                 25.3  Subscriber Complaints.............................54
                 25.4  Major Outages.....................................55
                 25.5  Pre-Construction Information......................55
                 25.6  The Grantee Solicitation..........................55
                 25.7  Requests for Installation.........................56
                 25.8  Translated Information............................56
                 25.9  Program Guides....................................57
                 25.10 Information Filed With The Cable Commission.......57
                 25.11 Employee Identification...........................57
                 25.12 Nondiscrimination.................................57

Section 26.      Users...................................................57

Section 27.      Privacy.................................................58
                 27.1  Requirements......................................58

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


                 27.2  Monitoring Collection, Use or Release.............58
                 27.3  Privacy Information...............................59
                 27.4  Ownership of Data.................................59
                 27.5  Court-Ordered Disclosure..........................60
                 27.6  Destruction of Information........................60
                 27.7  Request for Information...........................60

Section 28.      Enforcement.............................................61
                 28.1  Sanctions.........................................61
                 28.2  Notice of Violation...............................61
                 28.3  Notice of Assessment..............................62
                 28.4  Withdrawal from Letter of Credit..................62
                 28.5  Substituted Damages...............................63
                 28.6  Monetary Penalties, Fines and Other Monetary
                         Sanctions.......................................64
                 28.7  Act of Omission Beyond The Grantee's Control......65
                 28.8  Other Rights of The City..........................65
                 28.9  No Waiver of Rights...............................65

Section 29.      Miscellaneous Provisions................................66
                 29.1  Governing Law.....................................66
                 29.2  Descriptive Headings..............................66
                 29.3  Employees and Agents..............................66
                 29.4  Rights Reserved to The City.......................66
                 29.5  Compliance with The Cable Ethics Ordinance........66
                 29.6  No Inducement.....................................67
                 29.7  No FCC Waivers Without Notice to The City.........67
                 29.8  No Excuse from Compliance.........................67
                 29.9  Transfer of Franchise.............................67
                 29.10 Cable Commission Action...........................68
                 29.11 Force Majeure.....................................68
                 29.12 Severability......................................69
                 29.13 Notices...........................................69



EXHIBITS
A.    FORM OF ACCEPTANCE................................................A-1
B.    DESCRIPTION OF FRANCHISE AREA 1...................................B-1
C.    SUBSCRIBER SERVICES...............................................C-1
D.    USER DISCOUNTS....................................................D-1
E-1.  CONSTRUCTION SCHEDULE FORMS.....................................E-1-1
E-2.  CONSTRUCTION SCHEDULE AND MAP...................................E-2-1
E-3.  CONSTRUCTION TIMETABLE..........................................E-3-1
E-4.  STANDARD CHANNEL ALLOCATION.......................................F-1


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


G.    LOCAL ORIGINATION.................................................G-1
H.    CHICAGO ACCESS CORPORATION/PEG CAPITAL............................H-1
I.    MUNICIPAL UTILIZATION.............................................I-1
J.    EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION PLAN..............J-1
K.    MBE AND WBE PLANS.................................................K-1
L.    PLAN OF INTERCONNECTION...........................................L-2


        This Agreement, made and executed this ___ day of _________ 1996, by and between the City of Chicago (the "City") and 21st Century Cable TV, Inc. ("the Grantee"):

                                   WITNESSETH

     WHEREAS, Section 6(a) of Article VII of the Illinois Constitution provides in relevant part that a home rule unit "may exercise any power and perform any function pertaining to its government and affairs including but not limited to, the power to regulate for the protection of the public health, safety, morals and welfare; to license; to tax;..."; and

     WHEREAS, Section 5/11-42-11 of the Illinois Municipal Code, 65 ILCS 5/11-42-11, provides in relevant part that "[T]he corporate authorities of each municipality may license, franchise and tax the business of operating a community antenna television system..."; and

     WHEREAS, the City Council of the City of Chicago (the "City Council") adopted Chapter 4-280 of the Municipal Code of Chicago, "Chicago Cable Communications Ordinance" (the "Cable Ordinance"), on February 10, 1982, to provide for the non-exclusive franchising and regulation of cable television systems within the City, and

     WHEREAS, the City Council adopted Chapter 4-284 of the Municipal Code of Chicago, "Chicago Cable Ethics Ordinance - Franchising or Transfer Process" (the "Cable Ethics Ordinance"), on April 21, 1982, to ensure that the awarding of franchises for and operation of cable television systems within the City be conducted free of conflict of interest or the appearance of conflict of interest and with maximum protection to enhance public confidence in the cable television services franchise award process and the operations of all franchised cable television services within the City; and

     WHEREAS, the City desires the establishment of competitive cable television systems within the City for the benefit of the City and all persons located therein; and

     WHEREAS, the City Council desires to introduce competition in the provision of cable television services into Franchise Area I because the City Council has determined that such action will be in the public interest and will comport with the Communications Act of 1934, as amended, 47 U.S. C. Sections 521 et seq. (the "Communications Act") and the rules and regulations promulgated by the Federal Communications Commission (the "FCC") thereunder; and

     WHEREAS, on November 9, 1992, the Grantee submitted an application to provide cable television services within Franchise Area 1 of the City; and

     WHEREAS, the Cable Administrator of the City of Chicago (the "Cable Administrator") has distributed copies of the immediately above referenced franchise application, as well as the clarifying materials (the "Grantee's Application"), to libraries throughout the City so that the public would have the opportunity to be informed regarding the Grantee's Application; and

     WHEREAS, after reviewing the Grantees Application and after considering the comments made thereon, the legal financial technical and character qualifications of the Grantee, and the public interest, the City Council has determined that it is in the best interests of the City and all persons located therein to grant a non-exclusive franchise to 21st Century Cable TV, Inc., to construct, install, maintain and operate a cable television system within Franchise Area I of the City, and

     WHEREAS, The Grantee has voluntarily agreed to various terms in this Agreement that the City could not have legally required as conditions precedent to a cable television services franchise grant, and each party recognizes that such agreement was voluntary on the part of the Grantee.

     NOW THEREFORE, it is hereby agreed as follows:

Section 1. Definitions
           -----------

     Unless the context clearly indicates that a different meaning is intended, for purposes of this Agreement all terms, phrases, words or their derivations shall be defined as set forth in Section 4-280-b3O of the Cable Ordinance, or as follows; provided, however, that terms, phrases, words or their derivations not defined in the Cable Order or in this Agreement shall be given their common and
o meanings:

          (1) "Activation" means that sufficient facilities have been constructed and installed by -the Grantee in accordance with applicable federal state and local laws and regulations or other standards so as to permit a person with proper terminal equipment to receive the services offered by the Grantee.

          (2) "Affiliates" means any person or entity that directly or indirectly controls or is controlled by or is under common control with the Grantee.

          (3) "Completion of Construction" means the date when the Grantee's cable television system is constructed and activated pursuant to the construction schedule set forth in Exhibit E-2 referenced in Section I I of this Agreement.

          (4) "Fiber Optic Node Section" means a portion of Franchise Area I consisting of approximately 500 occupied dwelling units, all of which are able to receive the Grantees cable service from the same optical to radio frequency signal conversion device.

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

          (5) "Franchise Area I" means that portion of the City set forth in Exhibit B referenced in Section 2.3 of this Agreement and any subsequent annexations to Franchise Area I by the City during the term of this Agreement.

          (6) "Major Outage" means the simultaneous loss of service (i.e. total loss of signals on any cable of the Grantees subscriber network system) to five hundred (500) or more subscribers.

Section 2.  Grant off Authority
            -------------------

            2.1  Grant of Franchise
                 ------------------

            Pursuant to the Communications Act and Section 4-280-040 of the Cable Ordinance, which together with the Cable Ethics Ordinance, provide dw regulatory framework for all cable television systems within the City, the City hereby grants to the Grantee a nonexclusive franchise to construct, install, maintain and operate a cable television system within Franchise Area I on the terms and conditions set forth in this Agreement, in the Communications Act, in the Cable Ordinance, and in the Cable Ethics Ordinance.

     2.2 Term and Effective Date of This Agreement
         -----------------------------------------

     Pursuant to Section 4-280-060(A) of the Cable Ordinance, the term of this Agreement and the franchise granted hereunder shall be fifteen (15) years from the date that this Agreement and the franchise granted hereunder are accepted by the Grantee pursuant to Section 4-280-550(A) of the Cable Ordinance in a form set forth in Exhibit A attached to this Agreement and made apart hereof Notwithstanding the time for acceptance set forth in Section 4-280-550 of the Cable Ordinance, such acceptance by the Grantee shall occur no later than ninety
(90) days subsequent to the date of passage by the City Council of an ordinance approving and adopting this Agreement and the franchise granted hereunder. For purposes of this Agreement, the date of such acceptance (the "Acceptance Date" or "Date of Acceptance") shall be deemed the effective date of this Agreement.

     2.3  Territorial Extent of Franchise
          -------------------------------

     The territorial extent of Franchise Area I is as defined in Section I.(5) of this Agreement and currently as set forth in Exhibit B attached to this Agreement and made part hereof.

     2.4  Proof of Financing
          ------------------

     In addition to other conditions precedent as set forth in this Agreement, as a condition precedent to the commencement of construction of the Grantees cable. television services system pursuant to this Agreement, the Grantee shall provide the Cable Administrator with written evidence of financing, including identification of any and all sources for such financing as set forth in the Grantee's Application ("Proof of Financing").

     Construction of the Grantee's cable television services system shall not commence until such time as the Cable Administrator has reviewed and approved the Grantee's Proof of Financing. Approval by the Cable strator of the Grantee's Proof of-Financing shaft be within ten (10) business days of receipt by the Cable Administrator of the Grantees Proof of Financing and shall not be unreasonably withheld.

     2.5  Acts or Omissions of Affiliates
          -------------------------------

     During the term of this Agreement, the Grantee shall be liable for the acts or omissions of its affiliates while such affiliates are involved directly or indirectly in the construction, installation, maintenance or operation of the Grantees cable television system as if the acts or omissions of such affiliates were the acts or omissions of the Grantee.

Section 3.  Incorporation of Other Documents and Laws by Reference
            ------------------------------------------------------

     This Agreement incorporates by reference the Grantee's Application. The Grantee agrees that in the case of conflict or ambiguity between the Grantee's Application and this Agreement, this Agreement shall control. In the event of a conflict or ambiguity between the Grantee's Application and the Cable Ordinance, the Cable Ordinance shall prevail. This Agreement and the ordinance adopting this Agreement supplement and harmonize the regulatory framework set forth in the Cable Ordinance and the Communications Act; and this Agreement and the ordinance adopting this Agreement shall at all times be read and construed for consistency and compatibility with the provisions of the Cable Ordinance and the Communications Act as read and interpreted in concert each with the other.

Section 4.  Franchise Fee and Other Fees
            ----------------------------

      The terms and conditions set forth in this Section 4 are pursuant to the terms and conditions set forth in Sections 4-280-050(C) and 4-280-170 of the Cable Ordinance as interpreted and applied in accordance with Section 542 of the Communications Act.

      4.1   Franchise Fee
            -------------

      Pursuant to Sections 4-280-170(A) and (B) of the Cable Ordinance, the Grantee shall pay to the City a franchise fee of five percent (5%) of the annual gross revenues received by the Grantee during the period of its operation under this Agreement.

      4.2  Subsequent Action Affecting Franchise Fee
           -----------------------------------------


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

     If, during the term of this Agreement, any court, agency or other entity of competent jurisdiction takes any action or makes any declaration that adversely affects the amount or method of payment of the franchise fee set forth in Sections 4.1 and 4.3 of this Agreement, the City and the Grantee shall promptly enter into negotiations to amend this Agreement to make the City whole in a manner consistent with said action or declaration by restoring the City to a position equivalent to that which the City held prior to said action or declaration.

     4.3  Prepayment of Franchise Fee
          ---------------------------

     The Grantee shall pay to the City three million dollars ($3,000,000) as prepayment of its franchise fee required pursuant to Section 4.1 of this Agreement. Such prepayment shall be made in two equal installments, the first of which is due on the Acceptance Date pursuant to Section 2.2 of this Agreement and the second of which will be due within thirty (30) days thereafter. The amount of such prepayment shall be credited against the amount determined to be payable in franchise fees for any twelve month period until the amount determined to be payable in franchise fees equals the amount of such prepayment; provided, however, that the Grantee shall comply with the filing requirements set forth in Section 4-280-170(B) of the Cable Ordinance during the period in which such prepayment is being credited (the "Prepayment Period"). The Grantee shall receive an additional credit against the amount determined to be payable in franchise fees during the Prepayment Period equal to the time value of its prepayment. The additional credit shall reflect the actual annual interest rate of the cost of the Grantee's borrowed funds (the "Grantee's Time Value Rate") and shall be determined for any twelve month period by multiplying the prepayment balance by the Grantees Time Value Rate, adding that amount to the prepayment balance and then subtracting from the prepayment balance the amount of franchise fees determined to be payable for the particular twelve month period in question.

     4.4  Incidental Fees
          ---------------

     Upon the Acceptance Date and pursuant to Section 4-280-050(C) of the Cable Ordinance, the Grantee has voluntarily agreed to pay to the City in addition to the franchise fee and other fees or forms of compensation set forth in this Agreement, an amount to be determined by the Cable Administrator, to be used to off-set all costs incurred by the City incidental to the grant of the franchise that are not defrayed by the application fee required pursuant to Section 4280-050(B) of the Cable Ordinance.

     4.5  Other Fees
          ----------

     Pursuant and in addition to Section 4-280-310(A) of the Cable Ordinance, the Grantee shall pay all fees necessary to obtain all federal, state and local licenses, permits and authorizations required for the construction, installation, maintenance or operation of the Grantee's cable television system; provided, however, that no additional or special fees shall be imposed on the Grantee by the City for any such license, permit or authorization other than fees applicable to other persons for such licenses, permits or authorizations and that no fees shall be imposed on the Grantee by the City for any permits and/or inspections for attachments to utility poles or service drops. Additionally, the City shall use its best efforts to assist the Grantee in obtaining all such local licenses, permits and authorizations in an expeditious and timely manner. To the extent that any license, permit or authorization is not granted by the City within ten
(10) days of it being requested by the Grantee, all timetables set forth in this Agreement that must be met by the Grantee shall be lengthened accordingly, upon approval by the Chicago Cable Commission (the "Cable Commission").

     4.6  Not a Tax
          ---------

     Payment by the Grantee to the City of the franchise fee and other fees set forth herein shall not be considered in the nature of a tax, but shall be in addition to any and all federal, state and local taxes, that are separate and distinct obligations of the Grantee.

     4.7  Recomputation
          -------------

     Pursuant to Section 4-280-170(C) of the Cable Ordinance, the City expressly reserves the right to inspect the Grantee's books and records and to audit and recompute the amount determined to be payable to the City as a percentage of the Grantees gross revenues as defined in Section 4-280-030(N) of the Cable Ordinance ("Gross Revenues"); provided that the City shall be reimbursed by the Grantee for the City's costs in connection with exercising the City's rights consistent with Section 4-280-170(C) of the Cable Ordinance. If, after exercising such right, the City determines that an additional amount is due from the Grantee, the Grantee shall pay such additional amount within thirty (30) days after the Grantees receipt of notice from the City pursuant to Section 4-280-170(C) of the Cable Ordinance. The City's rights pursuant to this Section
4.7 shall also apply to verification of all other payments for which the Grantee is obligated pursuant to this Agreement.

     4.8  Interest
          --------

     If any payments for which the Grantee is obligated pursuant to this Agreement are not made on or before the due dates, the Grantee shall make such payments from such due date in the amount due and owing until such amount is paid in full plus an amount calculated at the prime rate of interest effective and as publicly announced by the First National Bank of Chicago or its successor as of the due date. If an additional amount is due as a result of the recomputation referred to in Section 4.7 of this Agreement and such amount is not paid within thirty (30) days after the Grantees receipt of notice from the City pursuant to Section 4-280-170(C) of the Cable Ordinance, the Grantee shall pay the amount due and owing until such amount is paid in full plus an amount calculated at the prime rate of interest effective and as publicly announced by the First National Bank of Chicago or its successor as of the due date. The obligations and calculations set forth in this Section 4.8 shall apply to all payment obligations of the Grantee as set forth in this Agreement.


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

Section 5.  Insurance and Bonds
            -------------------

     The Grantee expressly acknowledges and agrees that the requirements set forth in this Section 5 are in addition to the obligations of the Grantee to
Section 4-280-180 of the Cable Ordinance.

     5.1  Types and Amounts of Insurance
          ------------------------------

     Pursuant and in addition to Section 4-280-180 of the Cable Ordinance, the Grantee shall procure and maintain at all times, at the Grantee's own expense, during the term of this Agreement, and during any time period following expiration of this Agreement if the Grantee is required to perform additional work or services in connection with this Agreement for any reason whatsoever, the VM of policies of ce specified below, with insurance companies licensed to do business in the State of Illinois covering all operations under this Agreement, whether performed by the Grantee or, by way of illustration and not on, any and all of the Grantee's contractors, subcontractors, architects, engineers, coon managers, agents or consultants (collectively "Contractors and "Subcontractors").

     The types of policies of insurance and current limits of liability and related coverages required pursuant to Section 5 of this Agreement are as follows:

          (1)  Workers Co nd OcoRational Disease Insurance
               -------------------------------------------

          Workers Compensation and Occupational Disease Insurance, in accordance with the laws of the State of Illinois, or any other applicable jurisdiction, covering all employees who are to provide a service under this Agreement and Employer's Liability coverage with limits of liability of not less than one hundred thousand dollars ($100,000) each accident or illness.

          (2)  Commercial General Liability Insurance (Primary and Umbrella)
               --------------------------------------

          Commercial General Liability Insurance or equivalent with limits of not less than ten million dollars ($10,000,000) per occurrence, combined single limits, for bodily injury, personal injury, and property damage liability. Coverage extensions shall include the following: all premises and operations, products/completed operations, explosion, collapse, underground, independent contractors, separation of insured, broad form property, and contractual liability (with no limitation endorsement).

          (3)  Automobile Liability Insurance (Primary and Umbrella)
               ------------------------------

          When any motor vehicles owned, non-owned or hired are used in connection with work or services to be performed pursuant to this Agreement, the Grantee shall provide Comprehensive Automobile Liability Insurance with liability Insurance of not less than one million dollars ($1,000,000) per occurrence combined single limit, for bodily injury and property damage.

          (4)  Professional Liability
               ----------------------

          If and when any architects, engineers, construction managers or consultants perform work or services in connection with this Agreement, Professional Liability Insurance covering acts, efforts, or omissions shall be maintained with limits of not less than one million dollars ($1,000,000). Coverage extensions shall include contractual liability. When any Professional Liability policy of insurance as required in this Section 5.(I)(4) is renewed or replaced, the policy of insurance retroactive date shall coincide with, or precede, start of work or services pursuant to this Agreement and as the case may be prior to the start of work or services pursuant to any contract between the Grantee and any of the Grantees Contractors or Subcontractors. Any claims-made policy of insurance issued to this Section 5.(I)(4) that is not renewed or replaced shall have an extended reporting period of a minimum of two (2) years.

          (5)  All Risk Property Insurance
               ---------------------------

          The Grantee shall be responsible for all loss or damage to personal property (including but not limited to material, equipment, tools and supplies), owned or rented, by the Grantee.

     5.2  General Requirements Applicable to All Types and Amounts of Insurance
          ---------------------------------------------------------------------

          (1)  Certificates to City.
               --------------------

          The Grantee shall furnish the Comptroller of the City of Chicago (the "City Comptroller") (c/o Department of Purchases, Contracts and Supplies, City Hall, Room 403, 121 North LaSalle Street, Chicago, Illinois 60602), original Certificates of Insurance (including evidence of premium payment) evidencing all required insurance coverages to be in force on the Acceptance Date, and such Renewal Certificates of Insurance (including evidence of premium payment), or such similar evidence of insurance, if such policies of insurance have an expiration or renewal date occurring during the term of this Agreement. Prior to the Date of Acceptance the Grantee shall submit such evidence of insurance on the "City of Chicago Insurance Certificate of Coverage Form" or such other form(s) as prescribed by the City. The receipt by the City of any such certificate(s) or other evidence of insurance shall not constitute agreement by the City that the insurance requirements set forth in the Cable Ordinance and this Agreement have been fully met or that the policies of insurance indicated on such certificate(s) or other evidence of insurance are in compliance with the requirements of the Cable Ordinance and this Agreement. It shall not be deemed a waiver by the City of the requirements of this Section 5, if, for any reason, the City does not receive such certificates or other evidence of insurance from the Grantee. The Grantee shall advise all its insurers of the provisions of this Agreement regarding insurance. Non-conforming insurance shall not relieve the Grantee of its obligation to secure insurance as specified in the Cable Ordinance and this Agreement. Nonfulfillment of the insurance conditions may constitute a violation of this Agreement. The City retains the right to order the Grantee to stop work and services until proper evidence of insurance is provided consistent with this Agreement.

          (2)  Named Insureds
               --------------

          The City, including its employees, its elected and appointed officials, its agents, its consultants and its representatives are to be expressly named as additional insureds on a primary, non-contributory basis, on all policies of insurance required pursuant to the Section 5 for any liability arising directly or indirectly from the work or services of the Grantee or the Grantee's Contractors or Subcontractors.

          (3)  60 Day Notice
               -------------

          All policies of compliance required pursuant to this Section 5 shall expressly provide for sixty (60) days prior written notice to the City in the event limits of liability or any other coverages are substantially changed, canceled, or non-renewed.

          (4)  Contractors and Subcontractors
               ------------------------------

          The Grantee shall require all the Grantee's Contractors and Subcontractors to carry all relevant policies of insurance as are required of the Grantee with the same limits of liability and related coverages as required of the Grantee by this Agreement. In the alternative, the Grantee, at the Grantee's expense, may provide such coverages for any or all Contractors and Subcontractors. If so, the evidence of such assumption by the Grantee shall be in writing.

          (5)  Deductibles
               -----------

          Any and all deductibles or self-insured retentions on all insurance coverages pursuant to this Agreement shall be become solely by the Grantee.

          (6)  Subrogation Waiver
               ------------------

          Unless and until the Grantee and each Contractor or Subcontractor and each entity issuing a policy of insurance pursuant to this Agreement agree that all insurers issuing any policy of insurance pursuant to this Agreement shall waive their rights of subrogation against the City, its employees, its elected and appointed officials, its agents, its consultants and its representatives such policy of insurance shall be per se inadequate and non-conforming for purposes of compliance by the Grantee with Section 4-280-180 of the Cable Ordinance and this Agreement.

          (7)  No Limit Liability
               ------------------

          The Grantee agrees that the insurance coverages pursuant to this Agreement shall in no way limit the Grantee's liabilities and responsibilities specified in this Agreement or by law.

          (8)  Claims Made Policies
               --------------------

          In addition to the requirements of Section 5.1(4) of this Agreement, to the extent that any policy of ce required by the Cable Ordinance and Section 5 of this Agreement is issued on a claims made basis and is not renewed or replaced, such policy of insurance retroactive date shall have an extended reporting period of a minimum of two (2) years.

          (9)  Additional Coverage
               -------------------

          If the Grantee, or any of the Grantees Contractors or Subcontractors, desire additional insurance coverage, higher limits of liability, or other forms of indemnification for their own protection, the Grantee and each of its Contractors and Subcontractors, shall be responsible for the acquisition and cost of such additional policies of insurance and limits of liability thereunder.

          (10) Modifications of Section 5
               --------------------------

          The City maintains the right to modify the requirements of Section 5 of this Agreement at any time during the term of this Agreement. The City shall give the Grantee written notice of any such modifications not less than 30 days in advance of requiring such modification.

     5.3  Performance Bonds
          -----------------

     Pursuant to the applicable provisions of Section 4-280-180(A)(3) of the Cable Ordinance, the Grantee shall file with the Comptroller of the City of Chicago (the "City Comptroller") for approval by the City Comptroller written evidence of the following: A performance bond with a good and sufficient surety running to the City with a minimum amount of three million dollars ($3,000,000.00); provided, however, that the amount of such performance bond may, at the Grantee's option, be reduced to two million dollar ($2,000,000.00) upon construction of fifty percent (50%) of the Grantee's cable television system and may, at the Grantee's option, be further reduced to one million dollars ($1,000,000.00) upon completion of construction of the Grantee's cable television system. To the extent the Grantee chooses to reduce the levels of such performance bond provided for in this Section 5.3, such reduction shall only be accomplished with the prior approval of the City Comptroller.

     The form of the initial performance bond and any optional reductions pursuant to this Section 5.3 shall also be ffied with the Corporation Counsel of the City of Chicago (the "Corporation Counsel") for approval.

     5.4  Right to Require Replacement of Insurance or Bonds.
          --------------------------------------------------

     In the event that the financial condition of any entity insuring any policy of insurance or performance bond pursuant to the requirements of the Cable Ordinance and this Agreement materially adversely changes during the term of this Agreement or during the term of any such policy of insurance and performance bond issued pursuant to the Cable Ordinance and this Agreement such that the City Comptroller, pursuant to Section 4-280-180 of the Cable Ordinance would not have accepted the policy of insurance or approved the performance bond or the City Corporation Counsel would not have found the form of the policy of insurance or performance bond satisfactory; the City may, at any time, require the prompt replacement of such policy of ce or bond, as the financial condition of any entity issuing such policy of insurance or performance bond may require. The Grantee agrees to inform the City of any information the Grantee receives regarding a material adverse change in the financial condition of any entity issuing any policy of insurance or performance bond pursuant to this Agreement.

     If the City determines replacement of any policy of insurance or performance bond is necessary, the City shall infom the Grantee in writing setting forth the City's reasons for such replacement demand. Upon receipt by the Grantee of such written notice from the City, the Grantee shall promptly, but in no event within more than twenty-one (21) days of receipt of such notice, either respond in writing to the City regarding the City's replacement demand or replace the policy of ce or performance bond, as the case may be.

     5.5  Insurance for Contractors and Subcontractors
          --------------------------------------------

     Consistent with Section 5.2(4) and (9) of this Agreement, the Grantee shall provide insurance coverage for any Contractor or Subcontractor involved in the construction, installation, maintenance or operation of its cable television system by either obtaining the necessary endorsements to any and all of the Grantee's policies of insurance or by requiring such Contractor or Subcontractor to obtain appropriate insurance coverage consistent with Section 4280-180(A) and
(B) of the Cable Ordinance and appropriate to the extent of such Contractor or Subcontractor's involvement in the construction, installation, maintenance or operation of the Grantee's cable television system.

     5.6  Alterations
          -----------

     The Grantee shall not materially change or alter the terms or conditions of any policy of insurance or performance bond required pursuant to this Section 5 except upon sixty (60) days prior written notice to the Cable Commission, the City Comptroller and the City Corporation Counsel. Any changes or alterations to any policy of insurance or performance bond shall satisfy the requirements set forth in this Section 5 and Section 4-280-180 of the Cable Ordinance and be in a form satisfactory to the City Corporation Counsel and to the extent provided for in Section 4-280-180 of the Cable Ordinance acceptable to the City Comptroller.

      5.7   The City's Right To Increase Minimum Amounts.  In the event of
            --------------------------------------------
changed circumstances that render the limits of liability and coverages provided for in any policy of insurance or performance bond provided for in Sections 5.1 and 5.3 of this Agreement inadequate, the City reserves the right to reasonably increase the minimum amounts of such limits of liability and related coverages upon sixty (60) days prior written notice to the Grantee in order to ensure adequate protection to the City. Within twenty-one (21) days after such notice, the Grantee shall increase the limits of liabilities and related coverages, as applicable, to an amount(s) consistent with the City's notice pursuant to this
Section 5.7.

      5.3   No Excuse from Performance
            --------------------------

            None of the provisions contained in this Section 5 nor the policies of insurance or performance bonds required pursuant to this Agreement shall be construed to excuse the faithful performance by the Grantee of the terms and conditions of the Cable Ordinance and this Agreement or limit the liability of the Grantee under the Cable Ordinance and this Agreement for any and all damages in excess of the coverages provided for in such policies of insurance or performance bonds.

      5.9   Endorsement
            -----------

            Any and all of the policies of insurance and performance bonds required pursuant to this Section 5 shall expressly contain the following endorsement:

            "It is hereby understood and agreed that the insurance company [surety] shall not cancel or refuse to renew this policy of insurance [performance bond] without giving the City Comptroller written notice, by registered mail, of its intention to cancel or not to renew, at least sixty (60) days prior to such action."

Section 6.  Letter of Credit
            ----------------

      6.1   Form and Amount
            ---------------

      Pursuant to the terms and conditions set forth in Section 4-280-190 of the Cable Ordinance, within 10 days from the Date of Acceptance, the Grantee shall obtain and deposit with the City a letter of credit from a financial institution satisfactory to and approved by the City Comptroller. Additionally, the form and content of this letter of credit shall be approved by the City Corporation Counsel. The wnount of the letter of credit shall be five hundred thousand dollars ($500,000.00); provided, however, that the amount of the letter of credit shall be three hundred seventy-five thousand dollars ($375,000.00) per franchise area if the Grantee or its affiliates provide cable television services in two of the City's franchise areas; provided, further, that the amount of the letter of credit shall be three hundred fifty thousand dollars ($350,000.00)
per franchise area if the Grantee or its affiliates provide cable television services in three or more of the City's franchise areas.

     6.2    Endorsement
            -----------

     Pursuant and in addition to Section 4-280-190(E) of the Cable Ordinance, the letter of credit referred to herein shall contain the following endorsement:

          "It is hereby understood and agreed that the surety will not cancel or reffim to renew this letter of credit without giving the City Comptroller written notice, by registered mad, of its intention to cancel or not to renew this letter of credit, at least thirty (30) days prior to such action."

Section 7.  Programming Services and Fees
            -----------------------------

     7.1    Subscriber Services and Fees
            ----------------------------

     The Grantee shall provide to subscribers the broad categories of programming services set forth in Exhibit C attached to this Agreement and made a part hereof The Grantee shall provide thirty (30) days prior written notice to the Cable Commission and the subscribers affected thereby of any change in the monthly subscriber fees for all such services and of any change in channel Assignment or in the video programming service provided over any such channel. The City expressly retains and reserves throughout the term of this Agreement all authority and right to regulate the amount of said monthly subscriber fees to the extent the City's exercise of such authority and right is permitted by and in accordance with applicable law, including Section 4-280-210(E) of the Cable Ordinance as interpreted and applied in harmony with Section 543 of the Communications Act as same may be amended from time to time, and the rules and regulations of the FCC promulgated thereunder.

     7.2    User Services and Fees
            ----------------------

            The Grantee shall provide to users the services at the discounted rates set forth in Exhibit D attached to this Agreement and made a part hereof The Grantee shall file with the Cable Commission a description of all its user services and the fees to be charged therefor at least thirty (30) days prior to the marketing of any such services.

     7.3    New Subscriber Services
            -----------------------

            In the event the Grantee proposes to offer any new subscriber services on the Grantee's cable television system, the Grantee, pursuant to
Section 4-280-220(E) of the Cable Ordinance, shall file with the Cable Commission a description of such services and the fees to be charged therefor not less than thirty (30) days prior to any marketing of such new subscriber services.

     7.4    Promotions and Discounts
            ------------------------

     Pursuant and in addition to Section 4-280-210(G) of the Cable Ordinance, as interpreted and applied in harmony with Section 543(d) of the Communications Act as same may be amended from time to time, and the rules and regulations of the FCC promulgated thereunder, the Grantee may, for promotional purposes, offer service tiers, pay-per-channel or other services at discounted fees. The Grantee shall file a description of such swaces and the fees to be charged therefor with the Cable Commission not less than forty-eight (48) hours prior to any marketing of such services described in this Section 7.4.

     7.5    Extra-Long Drops
            ----------------

     If the installation of a service outlet requires an aerial drop in excess of one hundred fifty (150) feet or an underground drop in excess of seventy-five
(75) feet, the Grantee may charge the subscriber requesting such extra-long drop an amount that is equal to the costs of time and materials in accordance with industry standards for that portion of the drop in excess of one hundred fifty
(150) feet or seventy-five (75) feet, respectively. The Grantee shall provide such subscriber a written estimate of the costs of installing an extra-long drop and obtain such subscribers written consent prior to any installation of such drop; provided, however, that the Grantee may require an advance payment of such costs from such subscriber as a condition of performing the requested installation.

     7.6    Non-Standard Installations
            --------------------------

     If a subscriber requests a non-standard on for aesthetic purposes including, but not limited to, optional underground construction pursuant to
Section 4-280-300(E) of the Cable Ordinance, concealed wiring or routing from the tap to the dwelling unit that differs from the easiest route that could otherwise be taken (usually following the telephone drop) which results in greater costs, the Grantee may charge the subscriber for such non-standard installation in an amount equal to the costs of time and materials in accordance with prevailing industry standards at the time of such request. The Grantee shall provide such subscriber a written estimate of the costs of such installation and obtain such subscriber's written consent prior to any such installation; provided, however, that the Grantee may require an advance payment of such costs from such subscriber as a condition of performing the requested non-standard installation.

Section 8.  System Design
            -------------

     8.1    Subscriber Network System
            -------------------------

     The Grantee shall construct a subscriber network system utilizing a fiber optic trunk and coaxial feeder cable providing a minimum upper frequency limit of 75OMRz with return transmission paths, which shall be capable of one hundred sixteen (116) analog charmers downstream and four (4) channels upstream, 4 of which a minimum of eighty (80) downstream channels will be activated upon initiation of service in accordance with the design set forth in the Grantee's Application.

     8.2  Additional Channels/Institutional Network System
          ------------------------------------------------

     If the Grantee determines the need for additional channel capacity or the activation of upstream channel capacity, or for the activation of an institutional network system ("INS"), the Grantee shall provide such additional capacity or activate any or all of such capacity either on the subscriber network system or on a separate institutional network system upon the Grantees determination that such additional capacity is technically and economically feasible.

     8.3  Twenty-Four Hour Operation
          --------------------------

     The Grantee's cable television system shall be designed and operated to ensure that it is in operation and is capable of receiving and transporting twenty-four (24) hours per day; provided, however, that the operation of the Grantee's cable television system may be interrupted by the Grantee only during the times and for the reasons set forth in Section 4-280290 (E) of the Cable Ordinance.

     8.4  Transmissions Between the Subscriber and Institutional Network Systems
          ----------------------------------------------------------------------

     In the event that an INS is constructed by the Grantee, both the Grantees subscriber network system and INS shall be designed so as to prevent access from either the subscriber network system onto the INS or from the INS onto the subscriber network system except upon the mutual agreement of the Grantee and the originator of a transmission or as otherwise specified in this Agreement.

     8.5  Alternative Design
          ------------------

     If the Grantee elects to use an alternative to the design set forth in the Grantee's Application and Section 5.1 of this Agreement, such alternative design shall be at least equal to or exceed the performance and capabilities of the design set forth in the Grantee's Application and Section S.I of this Agreement. The Grantee shall submit in writing such alternative design with appropriate documentation to the Cable Commission no later than sixty (60) days prior to the implementation of such design alternative in the construction or on of the Grantee's cable television system.

     8.6  Interference
          ------------

     The Grantees cable television system shall be designed to minimize accumulation of upstream thermal noise. All connectors, splices and other equipment used therein by the Grantee shall be designed, manufactured and installed so as to signal leakage or ingress.

     8.7  Reliability and Safety
          ----------------------

     In order to promote reliability and the Grantee shall protect its equipment in a suitable manner from possible damage due to electrical surges. All trunk amplifiers shall contain automatic or manual gain and slope control circuitry designed to maintain high levels of signal quality over varying temperature conditions; provided, however, that no less than one-half of all trunk amplifiers shall contain automatic gain and slope control circuitry.

     8.8  Satellite Earth Stations
          ------------------------

     The Grantee shall, at a minimum, provide and maintain uninterrupted carriage of all satellite-delivered services offered on the Grantee's cable television system. Additionally, the Grantee shall provide an uninterruptible power supply ("UPS") for all equipment necessary to carry such satellite-delivered services.

     8.9  Standby Power
          -------------

     The Grantee shall provide standby power as set forth in the relevant provisions of the Grantee's Application or shau provide and maintain equipment capable of providing standby power for the Grantee's headend and hub facilities for a minimum of eight (8) hours and for the transportation and distribution amplifiers for a minimum of two (2) hours at any temperature above - 10(degrees)F; provided, however, that standby power for the transportation and distribution amplifiers may be maintained at a minimum of one (1) hour at any temperature above 10(degrees)F if:

          (i) an automatic remote visual and aural alarm is provided and continuously monitored twenty-four (24) hours per day and automatically indicates when a standby power unit is operating in an emergency mode; (H) a pool of portable generators capable of providing the requisite power are conveniently located; and (iii) procedures are established to ensure the prompt dispatch of a portable generator to any standby power unit operating in an emergency mode.

     8.10 Standby Capability
          ------------------

     The Grantee shall provide and maintain facilities including a diversity of failure modes to ensure standby capability so that the faflure of any part of the Grantees cable television system does not result in a loss of service throughout the Grantee's cable television system.

     8.11 Status/Performance Monitoring
          -----------------------------

     The Grantee shall perform such status/performance monitoring as may be required by applicable FCC rules and regulations.

     8.12   Equipment
            ---------

     In the construction and installation of its cable television systm the Grantee shall install the equipment set forth in the Grantee's Appfication; provided, however, that upon prior written notice to the Cable Commission the Grantee may substitute such equipment with equipment of equivalent or better quality and function consistent with the requirements set forth in Section 8 of this Agreement. Such notice shall provide a description of the proposed equipment and the reasons for the substitution. All equipment used in the construction and installation of the Grantee's cable television system shall be new-, provided, however, that the Grantee may, in specific instances, seek a waiver from the Cable Commission of said requirement. In any event the Grantee shall retain the necessary invoices and records as evidence of such purchases for a period of not less than two (2) years from date of such purchases.

     8.13 Satellite Uplink
          ----------------

     If the Grantee determines that it is technically and economically feasible to offer satellite uplink services, a written notice shall be filed by the Grantee with the Cable Commission at least thirty (30) days prior to offering such satellite uplink service. This notice from the Grantee shall contain, at a minimum, a detailed description of such satellite uplink services and applicable rates.

     8.14 Applicability of Sections 9. 10, 11 and 12 of This Agreement.
          ------------------------------------------------------------

     The Grantee expressly understands and agrees with respect to the design, construction and operation of the Grantee's cable television system this Section 8 shall be read, interpreted and enforced consistent with the Grantee's obligations pursuant to the Cable Ordinance and Sections 9, 10, 11 and 12 of this Agreement.

Section 9.  Technical Standards
            -------------------

     The Grantee shall conform to the FCC Proof of Performance Standards including, but not fin-dted to, composite triple beat ("CTB"), carrier noise ("C/N"), composite second order ("CSO"), Hum and Differential Gain and number of system status monitoring test points based on the number of the Grantee subscribers, plus one (1) test point at each repeater in accordance with the design set forth in the Grantee's Application and consistent with the requirements set forth in Section 8 of this Agreement.

     9.1  Performance Requirements
          ------------------------

     The Grantee shall maintain the following performance Standards at the output of any trunk or distribution amplifier on both the Grantees subscriber and institutional network systems:

     Visual carrier-to-noise ratio    46 dB  Minimum

     Visual carrier-to-composite triple
     beat ratio

          Without HRC or IRS      53 dB Minimum

          With either HRC or IRC  47 dB Minimum

     9.2  Subscriber Network System
          -------------------------

     Prior to utilizing the upstream portion of the Grantee's subscriber network system for the transmission of subscriber or user video signals the Grantee shall submit to the Cable Commission for its approval a plan that establishes performance standards and methods of measurement for the utilization of such upstream portion. Prior to the activation of service to subscribers on the downstream portions of the Grantee's subscriber network system the Grantee shall submit to the Cable Commission for its approval a plan that establishes methods of measurement for all applicable technical standards for the utilization of such downstream portion.

     9.3  Institutional Network System
          ----------------------------

     In the event that the Grantee offers an INS, the Grantee's INS performance parameters shall be in accordance with those set forth in Section 9.2 of this Agreement.

     9.4  Performance Measurement Standards
          ---------------------------------

     In order to properly conduct the performance observations set forth in
Section 9.2 of this Agreement, the Grantee shall ensure that all amplifiers and other equipment are in normal operating condition with automatic slope and gain control ("ASGC") carriers properly adjusted.

     9.5  Data Transmissions
          ------------------

     The Bit Error Rate ("BER") for all point-to-point data transmissions on the Grantee's cable television system shall not exceed one multiplied by ten to the negative eighth power (I x 10/-8/) unless error detection and correction protocols are provided in accompanying software to ensure reliable transmission of all point-to-point data notwithstanding a larger BER.

     9.6  Interference
          ------------

     The Grantee shall comply with applicable FCC rules and regulations in order to ensure that the operation of the Grantee's cable television system does not cause objectionable interference to any television or radio reception.

     9.7  Test Procedures
          ---------------

     Pursuant and in addition to Section 4-280-280(A) of the Cable Ordinance, the Grantee shall conduct all technical performance tests in accordance with the procedures set forth in the most current (at the time of each technical performance test) edition of "Standards of Good Engineering Practices for Measurements on Cable Television Systems," NCTA-008-0477. The Grantee shall also submit to the Cable Commission initial proof of performance tests for each portion of the Grantees cable television system activated pursuant to the Grantees construction schedule as set forth in Exhibit E-2 described in Section
11.2 of this Agreement.

Section 10.  Maintenance of System
             ---------------------

     At all times during the term of this Agreement, the Grantee shall maintain its cable television system in good repair and condition.

Section 11.  Construction Schedule and Other Reports
             ---------------------------------------

     Pursuant and in addition to Section 4-280-310 of the Cable Ordinance:

     11.1 Construction Timetable
          ----------------------

     The Grantee has submitted to the City a construction timetable (the "Construction Timetable") as set forth in Exhibit E-3 attached to this Agreement and made a part hereof Exhibit E-3 shall be enforceable under the terms and conditions of the Cable Ordinance and this Agreement and consistent with the Communication Act, as may be amended from time to time.

     11.2 Construction Schedule and Map
          -----------------------------

     Pursuant to Section 4-280-310(D) of the Cable Ordinance, the Grantee shall, within three (3) months of the Date of Acceptance, furnish the Cable Commission a complete construction schedule and map (the "Construction Schedule"). Such Construction Schedule shall be consistent with the Grantee's Construction Timetable referred to in Section 11.1 of this Agreement and upon approval by the Cable Commission shall be attached to this Agreement as Exhibit E-2 and made a
part hereof.   More specifically, such Construction Schedule shall expressly provide: the number of fiber optic node sections, the approximate number of plant mileage within Franchise Area 1; and the approximate number of dwelling units to be constructed and activated on the subscriber network system on a quarterly basis, and the scheduled dates for completion of construction of all major facilities. Such Construction Schedule shall also include a map of Franchise Area I showing the boundaries of all fiber optic node sections to be constructed and activated by the Grantee consistent with the Grantee's Construction Timetable referred to in Section 11.1 of this Agreement. The Grantee's Construction Schedule shall be submitted by the Grantee to the Cable Commission on forms set forth in Exhibit E-1 to this Agreement. The Grantees Construction Schedule shall, at a minimum set forth the location of all major facilities, trunk and supertrunk lines for the Grantee's cable television system. Additionally, the Grantee's Construction Schedule shall be updated whenever substantial changes become necessary. A substantial change in the Grantee's Construction Schedule shall be deemed to occur whenever an adjustment is necessary that would result in a delay in construction as set forth in the Grantee's quarterly schedule. Without the prior approval of the Cable Commission, no change in the Construction Schedule shall be permitted that would result in a delay inconsistent with the Grantee's Construction Timetable referred to in Section 11.1 and Exhibit E-3 to this Agreement. In addition, upon commencement of construction of its cable television system, the Grantee, for informational purposes, shall notify the Cable Commission in writing on a monthly basis of those areas where strand or cable has been installed or where service is being provided. Such informational notices to the Cable Commission shall be included on the forms set forth in Exhibit E-1 to this Agreement.

     11.3   "As Built" Maps
            ---------------

     The Grantee shall submit to the Cable Commission "as built" maps for those portions of the Grantee's cable television system that have been constructed and activated pursuant to the Construction Schedule referred to in Section 11.2 of this Agreement as soon as such maps are completed by the Grantee, but in no event later than ninety (90) days after completion of such construction and activation. Such maps, set forth by fiber optic node section, shall, at a minimum, include cable routings and the location of amplifiers, power supplies and system monitor test points. The Grantee shall, during the term of this Agreement, maintain up-to-date as built maps, that shall be available for examination by the City during the Grantee's normal business hours.

     11.4 Third Party Litigation
          ----------------------

     The Grantee agrees that, except to the extent it is prevented from doing so by order of a court or strative agency or other body having appropriate jurisdiction, litigation or any administrative proceedings instituted by any person or persons or entity or entities not a party to this Agreement shall not suspend the Grantee's obligation to construct, install, activate and operate its cable television system in accordance with the construction schedules referred to in Sections 11.1, 11.2 and 11.3 of this Agreement.

Section 12.  Construction Requirements and Standards
             ---------------------------------------

     12.1 General
          -------

     The Grantee shall construct, install, maintain and operate its cable television system in a safe, orderly and workmanlike manner utilizing only materials of good, durable quality with due respect for engineering considerations and in accordance with applicable federal, state and local laws and regulations.

     12.2 Compliance Standards
          --------------------

     Pursuant and in addition to Section 4-280-270(A) of the Cable Ordinance, the Grantee shall at all times during the term of this Agreement comply with the following:

     (1) National Electrical Safety Code of the American National Standards Institute (latest edition);

     (2) National Electrical Code of the National Fire Protection Association (latest edition);

     (3)  UL Code, (latest edition);

     (4)  Tower Standards:

          (a) EIA-RS-222-A,

          (b) Federal Aviation Administration (the "FAA") and

          (c) United States and State of Illinois Departments of Transportation.

     12.3 Construction and Installation Manual
          ------------------------------------

     The Grantee shall submit to the Cable Commission a manual that sets forth the specifications, standards and procedures for construction and installation of the Grantees cable television system (the "Construction/Installation Manual"). Said manual shall be consistent with the highest state-of-the-art standards of the cable television industry and shall, at a minimum, establish procedures to ensure quality work and provide for the safety and protection of residents and property. The Grantee's Construction/Installation Manual shall be submitted to the Cable Commission not later than sixty (60) days prior to commencement of construction of the Grantee's cable television system.

     12.4 The Grantee's Construction and Inspection Manual
          ------------------------------------------------

     The Grantee shall submit a "Construction and Inspection Mamud for Grounding, Bonding, and Surge Protection," (the "Construction/Inspection Manual") to the Cable Commission not later than sixty (60) days prior to the commencement of construction of its cable television system. Such manual shall, at a minimum, included procedures regarding the following:

     (a)  Aerial Pole Lines
     (b)  Ground Resistance Measurement
     (c)  Grounding and Bonding Locations

     (d)  Underground Construction
     (e)  Service Drops - Aerial
     (f)  Service Drops - Underground
     (g)  Towers
     (h)  TVROs (including LNAs and LNCs)
     (1)  Buildings Power Supplies
     (k)  Amplifiers
     (1)  Operating Reliability Goals.

     12.5 Engineering Site Survey
          -----------------------

     The Grantee shall submit to the Cable Commission a fully coordinated engineering site survey (the "Site Survey") of all the Grantee's off-air broadcast and satellite signal reception sites demonstrating adequate clearance from interference at least sixty (60) days prior to commencement of construction of the Grantee's cable television system.

     12.6 Restoration
          -----------

     Pursuant and in addition to Section 4-280-300(F) of the Cable Ordinance, the Grantee shall promptly restore or replace all public ways or private property in as good a condition as the Grantee found said public ways and private property at the time of commencement of the Grantee's work thereon; provided, however, that where conditions prohibit prompt restoration or replacement of said public ways, the Grantee may request from the City an extension of time within which to complete such restoration, which request shall not unreasonably be denied. The Grantee shall conduct all restoration or replacement in a competent and efficient manner minimizing disruption and inconvenience to others.

     12.7 Tree Trimming on Public Property
          --------------------------------

     Pursuant and in addition to Section 4-280-300(I) of the Cable Ordinance, the Grantee, in trimming trees or other foliage on public property, shall properly and promptly dispose of such trimmings.

     12.8 Tree Trimming on Private Property
          ---------------------------------

     The Grantee shall not trim any tree or other foliage located on private property prior to obtaining the written consent of the owner of such private property. Such trees or other foliage shall be trunmed at the Grantees own and trlmmmgs therefrom shall be disposed of properly and promptly.

     12.9 Iogies
          ------

     The Grantee's cable television system shall be designed, constructed and operated as a state-of-the-art cable television system consistent with the Grantee's Application and as required by this Agreement. If, as a result of technological developments during the term of this Agreement, the quality or quantity of programming or services available to subscribers or users of the Grantee's cable television system become subject to upgrade, the Grantee shall, at the request of the Cable Commission, investigate the feasibility of implementing such new developments and shall implement such technological developments if such implementation (i) can be accomplished without adding an unwarranted financial burden to subscribers and (ii) is economically feasible and viable for the Grantee. In det whether or not the Grantee shall be required to implement such new developments, the Cable Commission and the Grantee shall consider, among other factors, the remaining term of this Agreement, performance demonstrating the operational feasibifity of the new developmenm construction costs, the adaptabifity of such developments to the Grantee's cable television system or any part thereof and the potential marketability of the new services and other factors affecting the economic feasibility and viability of implementation of such new technologies.

     12.10  Contractors and Subcontractors
            ------------------------------

     All Contractors and Subcontractors of the Grantee must be properly licensed under all applicable federal, state and local laws and regulations. The Grantee shall be solely and completely responsible for all acts or omissions of any and all of the Grantee's Contractors or Subcontractors in the construction, on, maintenance or operation of the Grantee's cable television system.

Section 13.    Extension of Service
               --------------------

     13.1 New Developments
          ----------------

     The Grantee shall, upon request for service, provide service to all new developments located within Franchise Area I if a new development is located within a portion of Franchise Area I in which construction of the Grantee's cable television system has been completed or is in the process of being completed; provided, however, that the Grantee may, upon approval of the Cable Commission, extend the time for providing such service.

     13.2   Annexation
            ----------

     Upon annexation by the City of any new territory contiguous to Franchise Area 1, the Grantee shall, at the request of the City, provide service to said area upon terms and conditions mutually agreed to by the City and the Grantee; provided, however, that the Grantee may, upon Cable Commission approval, postpone the time for providing service to said area where it would result in a delay in the Grantee's Construction Schedule as set forth in Exhibit E-2 of this Agreement.

Section 14.  Removal of System
             -----------------

     14.1 Removal By The Grantee
          ----------------------

     If the City Council requires the removal of all of the Grantee's property located within the public ways of the City pursuant to Section 4-280-100(D)(3) or Section 4-280-1 10(F) of the Cable Ordinance, the Grantee, at its own expense, shall remove such property within one (1) year after complete cessation of the Grantees cable television service or such longer period as approved by the City Council, and under supervision of the City shall repair and restore the public ways pursuant to Section 4-280-300(F) of the Cable Ordinance. The Grantee shall be responsible for any and all damages caused by such removal. If the City Council requires the removal of all of the Grantee's property located within the public ways of the City pursuant to Section 4-280-100(D)(3) or
Section 4-280-110(F) of the Cable Ordinance and it after complete cessation of the Grantee's cable television service, the Grantee fads to remove or cause the removal of all of its property located within the public ways of the City within one (1) year or such longer period as approved by the Council, the City shall deem such property abandoned and such property, at the option of the City, shall become property of the City.

     14.2 Removal By The City
          -------------------

     If the City Council requires the removal of all of the Grantee's property located within the public ways of the City pursuant to Section 4-280-100(D)(3) or Section 4-280-110(F) of the Cable Ordinance and if the Grantee faus to remove or cause the removal of all of its property located within the public ways of the City within one (1) year after complete cessation of the Grantee's cable television service, or such longer period as approved by the City Council, the City may remove or cause the removal of such system; provided, however, that the City shall be reimbursed for the total costs of such removal to the extent that such costs exceed the amount of the performance bond provided for pursuant to
Section 5.3 of this Agreement.

     Section 15.  Intra-City Interconnection
                  --------------------------

     15.1 Purpose
          -------

     Pursuant and in addition to Section 4-280-340 of the Cable Ordinance, the Grantee shall cooperate with other cable television services franchise grantees within the City ("Other Grantees") to interconnect all cable television within the City to amre that the granting by the City of separate franchises for cable television services does not restrict utilization of such cable television service systems on a City-wide basis. Sufficient interconnection is essential for access channels and local origination channels to facilitate City-wide and geographically-targeted programming and services.

     15.2 Capacity and Timetable
          ----------------------

     Interconnection of all cable, television systems within the City shall, at a minimum provide adequate capacity for two (2) channels including two (2) subcarriers to be delivered from each of the Other Grantees' franchise areas to a central interconnection facility and eight (8) channels including two (2) subcarriers to be delivered to each of the grantees' franchise areas from a central interconnection facility. Said interconnection shall be operational within one (1) year of service being delivered by the Grantee to its first subscriber. Additional channel capacity shall be incrementally activated on an as-needed basis to ensure that all public access, municipal utilization, non-alphanumeric local origination, and at least one leased access channel can be delivered to each of the Other Grantees' franchise areas from a central interconnection facility; provided, however, that the Other Grantees as part of the interconnection plan referred to in Section 15.3 of this Agreement may submit an alternative design that equals or exceeds the performance and capabilities of the design referred to in this Section 15.2.

     15.3 Plan of Interconnection
          -----------------------

     The Grantee, in cooperation with the Other Grantees, shall develop a plan of interconnection (the "Interconnection Plan") consistent with the requirements set forth in Section 15 of this Agreement. Such plan shall address, in detail, all tasks necessary to implement an interconnection system for the City, including, but not limited to, organizational structure, administration, design financing, projected costs and expenses, technical performance and construction standards, channel bandwidth allocation procedures, construction, operation, maintenance and upgrading of the interconnection system. This Interconnection Plan shall be submitted to the Cable Commission for approval within ninety (90) days of the Acceptance Date; provided, however, that the Cable Commission may extend the time for submission of such plan upon request by the Grantee and the Other Grantees. In the event that the Grantee and Other Grantees are unable to agree upon such a plan within ninety (90) days or such longer period as approved by the Cable Commission, the Cable Commission shall act as the arbitrator and its decision shall be final and binding on the Grantee and the Other Grantees. Upon Cable Commission approval, this Interconnection Plan shall be attached to this Agreement as Exhibit L and made a part hereof.

     15.4   Interconnection Responsibilities
            --------------------------------

     The Grantee and the Other Grantees, shall be responsible for (i) providing and covering the costs of all equipment and facilities necessary to implement the Interconnection Plan referred to in Section 15.3 of this Agreement, (ii) obtaining all licenses, permits and authorizations necessary to conduct and operate such interconnection system, and (iii) covering all capital costs and operational and maintenance expenses associated therewith, as provided in said plan of interconnection.

     15.5 Construction and Technical Standards
          ------------------------------------

     The interconnection system described in Section 15 of this Agreement shall be designed, constructed, installed, maintained and operated in accordance with the standards set forth in Sections 4-280-260(A), 4-280-270(A) and 4-280-280(A) of the Cable Ordinance and Sections 9, 10, 11 and 12 of this Agreement. Additionally, such interconnection system shall be designed, constructed, operated and maintained so as not to degrade the quality of any of the signals transmitted on the Grantee's and Other Grantees' subscriber or institutional network systems.

     15.6 Fees, Rules, Etc.
          ----------------

     Nothing herein shall prohibit the Grantee from establishing reasonable fees for use of the interconnection system or from promulgating and requiring reasonable terms or conditions relating to the use thereof; provided, however, that neither the City nor the Chicago Access Corporation (the "CAC") shall be charged at any time for the use thereof In addition, the Cable Commission shall annually review utilization of the interconnection system and the allocation of bandwidth to the City and the CAC to ensure that the City and the CAC have been reserved adequate capacity on the interconnection system to meet the respective reasonable needs of the City and the CAC.

Section 16.  Channel Allocation
             ------------------

     16.1 Standard Allocation
          -------------------

     The Grantee shall at all times provide the same channel allocations for the following channels as provided for by all Other Grantees operating cable television services systems within the City:

          (1) The non-alphanumeric local origination channel referred to in
Exhibit 0 attached hereto and made part of this Agreement;

          (2) All channels under the control of the CAC;

          (3) At least one (1) leased access channel; and

          (4) At least two (2) local government access channels.

     The Grantee hereby agrees to comply with the standard channel allocation set forth in Exhibit F attached hereto and made part of this Agreement. The Grantee shall exercise its best efforts in cooperation with all Other Grantees operating within the City to establish a standard allocation for those channels for which such allocation is required but not established as of the Date of Acceptance. Upon agreement between and among the Grantee and all Other Grantees, such standard channel allocation shall be incorporated into Exhibit F to this Agreement.

     16.2 Aeronautical Frequencies
          ------------------------

     The Grantee shall comply with all FCC rules and regulations regarding operation in the frequency bands 108-137 and 225-400

Section 17.  Universal Subscribers
             ---------------------

     The Grantee shall make service available throughout Franchise Area I in accordance with Sections 7 and 11 of this Agreement.

Section 18.  Local Origination
             -----------------

     Pursuant to and in compliance with Section 542(g)(2)(C) of the Communications Act, and consistent with the public benefits of public, educational and governmental ("PEG") access, during the term of this Agreement, the Grantee, in cooperation with the Other Grantees operating cable television services systems within the City, has voluntarily agreed to contribute to local origination as set forth in Exhibit G attached hereto and made part of this Agreement. The Grantee has voluntarily agreed to remit seven hundred ninety-eight thousand eight hundred sixty-five dollars ($798,865.00) in funding for PEG access local origination directly to the City in fifteen (15) equal annual payments of fifty three thousand two hundred fifty-eight dollars ($53,258.00). The first annual payment shall be made no later than ninety (90) days following the Acceptance Date, and each subsequent payment shall be made on or before such date of each subsequent year during the term of this Agreement. The Grantee shall provide local origination workshops as set forth in Exhibit C to this Agreement.

Section 19.  Chicago Access Corporation
             --------------------------

     In furtherance of the benefits to the public of PEG access:

     19.1 Channel Commitments
          -------------------

     Pursuant to Section 4-280-360(A) of the Cable Ordinance, the Grantee shall dedicate ten percent (10%) of its usable channels from their inception as access channels on its subscriber network system. All such channels shall be provided to the CAC free of charge and under the exclusive use and control of the CAC; provided, however, that such channels are utilized by the CAC for non-commercial programming and purposes and without any charges by the CAC to any subscriber or advertiser. Under no circumstances shall the Grantee have the authority or right to exercise any control over the use or operation of such channels except as provided in Section 4-280-360(B) of the Cable Ordinance and Section 531 of the Communications Act. Neither the Grantee nor the CAC shall be liable for the quality or content of programming produced or transmitted by the Grantee or CAC.

     19.2 Payments and Contributions
          --------------------------

          (1) Pursuant to and in compliance with Section 542(g)(2)(C) of the Communications Act, the Grantee shall during the term of this Agreement pay to CAC a total of one million one hundred twenty-five thousand dollars ($1,125,000) for the exclusive use of CAC in connection with CAC PEG access capital costs. These CAC PEG capital cost payments by the Grantee shall be made in accordance with Exhibit H attached hereto and made part of this Agreement. These PEG access related capital costs payments to CAC by Grantee shall be as follows:
one hundred twenty five thousand dollars ($125,000) shall be payable no later than one hundred eighty (180) days from the Date of Acceptance; one hundred thousand dollars ($100,000) shall be payable no later than three hundred sixty
(360) days from the Date of Acceptance (the "360 Day Payment"); one hundred thousand dollars ($100,000) shall be payable no later than the last day of each of the four (4) calendar years begining with the calendar year in which the 360-Day Payment is to be made; and fifty thousand dollars ($50,000) shall be payable no later than the last day of each of the following ten (10) calendar years.

          (2) In addition to the PEG access cost capital payments set forth in
Section 19.2(1) of this Agreement, the Grantee has voluntarily agreed to pay CAC one percent (1%) of its annual gross revenues as defined in an agreement dated January 26, 1996 by and between the Grantee and CAC (the "CAC Agreement"). The terms and conditions of those payments by the Grantee to CAC are as set forth in the CAC Agreement.

     19.3 Equipment
          ---------

     The Grantee shall provide, at the Grantee's sole expense but without change in ownership, modulators and other necessary equipment to permit full and practical utilization from the Grantee's headend downstrum by conventional technical means, of each CAC channel as from time to time requested by the CAC but in no event earlier than system activation. Additionally, the Grantee shall insure that its cable television system is constructed and operated to permit the CAC, at CAC's expense, to cablecast live pro from remote locations with no charge to the CAC for access to the Grantee's existing facilities suitable for such purposes at the Grantee's headend.

     19.4 Programming Authority
          ---------------------

     The Grantee shall have no authority or control over any programming cablecast on channels dedicated to the CAC pursuant to Section 19.1 of this Agreement. All programming cablecast on such channels shall not be considered origination cablecasting for purposes of Grantee's compliance with Section 76 Subpart G of the FCC rules and regulations unless otherwise determined by the FCC with respect to the Grantee. The Grantee shall have no responsibility under
Section 4-280-260(D) of the Cable Ordinance for programming cablecast on any CAC dedicated channels. Nothing in Section 19 of this Agreement shall be construed to imply that Grantee is a common carrier.

     19.5 CAC/The Grantee Policies and Procedures
          ---------------------------------------

     In order to facilitate effective operations and worldng arrangements between the CAC and the Grantee and to resolve difficulties, if any, in the implementation of the Grantee's commitments to the CAC, within one hundred and twenty (120) days after the Acceptance Date or such later date as agreed upon by and between the Grantee and the CAC, the Grantee and the CAC shall develop written policies and procedures that shall be filed with the Cable Commission. Said policies and procedures shall detail the mutual obligations of the Grantee and the CAC 'm a manner not inconsistent with the Cable Ordinance, Section 542 of the Communications Act, as it may be amended from time to time and this Agreement and shall include an acknowledgment by the CAC and the Grantee that, with respect to any mutual obligations provided for under this Agreement and the written policies and procedures to be adopted by and between the Grantee and the CAC, the Grantee and CAC shall act in a reasonable, expeditious and timely manner.

Section 20.  Leased Access
             -------------

     The Grantee shall comply with Section 532 of the Communications Act as amended from time to time, and all FCC rules and regulations promulgated thereunder, regarding the provision of channel capacity for commercial use. The Grantee acknowledges and agrees that, should current federal preemptive authority be modified so as to permit the City to enact and enforce requirements governing the provision of channel capacity for commercial use, the Grantee shall comply with such any and all requirements of the City during the remainder of the term of this Agreement.

Section 21.  Municipal Utilization
             ---------------------

     21.1    Description
             -----------

     During the term of this Agreement, the Grantee shall provide for municipal utintion on its subscriber network system as set forth in the Grantee's Application and Exhibit I attached to this Agreement. The channels dedicated to the use and control of the City and other local government agencies designated by the City as set forth in Exhibit I to this Agreement shall be utiked for non-commercial programming and purposes and without any charges by the City to any subscribers The Grantee shall have no authority or control over any programming cablecast on such dedicated channels. All programming cablecast on such dedicated channels shall not be considered origination cablecasting for purposes of the Granteies compliance with Section 76 Subpart G of the FCC rules and regulations unless otherwise determined by the FCC with respect to the Grantee. The Grantee shall have no responsibility under Section 4-280-260(D) of the Cable Ordinance for programming cablecast on any such dedicated channel.
Additionally, nothing in Section 21 of this Agreement shall be construed to imply that Grantee is a common carrier.

     21.2 Additional Channel CanaciU
          --------------------------

     Upon demonstration by the City of full utilization of the channel capacity dedicated to the City, the Grantee shall exercise its best efforts to provide additional channel capacity to the City on the Grantee's cable television system to meet the reasonable needs of the City unless to do so would place an unreasonable economic burden on the Grantee.

Section 22.  Enhanced/Developmental Services
             -------------------------------

     If the Grantee determines to offer enhanced/developmental services, a notice shall be filed with the Cable Commission at least thirty (30) days prior to launch of such enhanced/developmental services. Said notice shall contain detailed descriptions of such services and applicable rates.

Section 23.  Employment Requirements
             -----------------------

     The following provisions are set forth pursuant and in addition to Section 554 of the Communications Act, as may be amended from time to time, and all FCC rules and regulations promulgated thereunder, and Section 4-280-530 of the Cable Ordinance.

     23.1    Affirmative Action
             ------------------

     Pursuant to Section 4-180-530 (B) and (C) of the Cable Ordinance, the Grantee, during the term of this Agreement, shall exercise its best efforts to maximize equal employment opportunities for minorities and women. The goal for the Grantees workforce with respect to minority employment shall be parity with the population of minorities in relation to the general population of the City. The Grantee shall take affirmative action to accomplish this goal in each of the job categories set forth in Exhibit J attached hereto and made part of this Agreement. The goals for the Grantee's workforce with respect to female employment shall be parity with the respective percentage representations of females in the labor force of the City in each of the job categories set forth in Exhibit J to this Agreement. The Grantee shall take affirmative action to accomplish such goals in such job categories.

     23.2    Equal Employment Opportunity Affirmative Action Plan
             ----------------------------------------------------

     The Grantee shall develop an Equal Employment Opportunity/Affirmative Action Plan (the "EEO/AA Plan") in accordance with the requirements set forth in Exhibit J to this Agreement. This EEO/AA Plan shall be Med with the Cable Commission for approval within ninety (90) days after the Acceptance Date. The Cable Commission shall within forty-five (45) days after receipt by it of such plan approve such plan or notify Grantee in writing of the deficiencies in such plan. In no event shall Grantee commence construction of its cable television services system prior to approval of the Grantee's EEO/AA Plan.

     23.3    Pass-Through Requirements
             -------------------------

     In order to satisfy the employment requirements of Section 23 of this Agreement, the Communications Act and applicable FCC rules and regulations, and the Cable Ordinance, the Grantee shall ensure that each contractor having a contract or contracts with the Grantee and each sub-contractor having a contract or contracts with the Grantees Contractors and Subcontractors in excess of fifty thousand dollars ($50,000) and at least fifteen (15) employees engaged in the construction, installation, maintenance or operation of the Grantee's cable television system complies with Sections 23.1, 23.4, 23.5,73.6, 23.7 and 23.8 of this Agreement, Section 4-280-530 of the Cable Ordinance, Section 554 of the Communications Act, and all FCC rules and regulations promulgated thereunder. Additionally, the Grantee shall ensure that each such contractor or sub-contractor develops an Equal Employment Opportunity/Affirmative Action Plan (the "Contractors/Sub-Contractors' EEO/AA Plan") in accordance with the requirements set forth in Exhibit J to this Agreement. Each such Contractor/Sub-Contractor EEO/AA Plan shall be made available to the Cable Commission upon the Cable Commissions request.

     23.4    Local Residents
             ---------------

     The Grantee shall take affirmative action to ensure that at least fifty percent (50%) of its employees engaged in the construction, installation, maintenance or operation of its cable television system are actual residents of the City.

     23.5    Unions
             ------

     The Grantee shall notify each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding or with which the Grantee enters into discussions regarding a collective bargaining agreement or other contract or understanding of the Grantees responsibilities under Section 23 of this Agreement, Section 4-280-530 of the Cable Ordinance, Section 554 of the Communications Act, and all FCC rules and regulations promulgated thereunder. The Grantee shall, to the extent possible through negotiation or modification of any such agreements, contracts or understandings, ensure that such agreements, contracts or understandings contain provisions consistent with Section 23 of this Agreement, Section 4-280-530 of the Cable Ordinance, and Section 554 of the Communications Act, and all FCC rules and regulations promulgated thereunder so as not to impede the Grantee's ability to satisfy the requirements set forth herein and therein.

     23.6    Training
             --------

     The Grantee shall provide training programs for qualified minorities and women as set forth in Grandees Application. In addition, the Grantee shall establish such other training programs as necessary to satisfy the employment requirements as set forth in this Agreement.

     23.7    Records
             -------

     Commencing ninety (90) days after the Acceptance Date and continuing for the term of this Agreement, the Grantee shall prepare and maintain the following records on forms provided by the Cable Commission: job applicant flow logs, promotion, demotion, termination and transfer logs, and training activity and/or apprenticeship program participation summaries. Such records shall be available to the City during the Grantees normal business hours and shall be retained in the Grantees files for not less than three (3) years.

     23.8   Reporting Requirements
            ----------------------

     The Grantee, during the term provided of this Agreement, shall Me with the Cable Commission the following reports on forms supplied by the Cable
Commission:

            (1) Commencing within one hundred twenty (120) days after the Acceptance Date and continuing on a quarterly basis until construction of the Grantees cable television system has been completed and annually thereafter for the term of this Agreement:

                 (a)  statistical reports;

                 (b)  progress evaluation reports;

                 (c) a report listing any EEO/AA complaints filed against the Grantee with a court or federal or State of Illinois or local agency having appropriate jurisdiction.

            (2) Commencing one (1) year after approval by the Cable Commission of the Grantees EEO/AA Plan and con on an annual basis for the term of this Agreement a report summarizing and updating the Grantee's EEO/AA Plan.

     23.9   Compliance
            ----------

     In order to monitor the Grantee's compliance with its EEO/AA Plan and the other requirements set forth in Section 23 of this Agreement, the Cable Commission, whenever necessary or appropriate, but no less than annually, shall, commencing one (1) year after its approval of the Grantee's EEO/AA Plan, conduct a compliance review. Such review shall consist of a comprehensive analysis and evaluation of the records maintained and the reports required to be submitted to the Cable Commission pursuant to Sections 23.7 and 23.9 of this Agreement and any other relevant information and data. The Grantee shall be deemed to be in compliance for purposes of Section 23 of this Agreement and Section 4-280-530(B) and (C) and of the Cable Ordinance if the Cable Commission determines that the Grantee has exercised its best efforts to comply on an annual basis with the Grantees EEO/AA Plan and the requirements set forth in Sections 23.1, 23.3, 23.4 and 23.6 of this Agreement.

Section 24. Contractors and Subcontractors
            ------------------------------

     24.1    Local Businesses
             ----------------

     The Grantee shall utilize businesses located in the City in connection with the construction, installation, maintenance and operation of its cable television services system to the maximum extent feasible and with due regard to price, quality and timing of delivery. in addition, the Grantee shall to the maximum extent feasible and with due regard to price, quality and timing of delivery of the purchase of comparable materials, equipment or supplies of any nature, give preference for such items which are led, manufactured or otherwise produced, in whole or in part, within the City.

     24.2    Minority Business Enterprises (MBEs)
             ------------------------------------

     Pursuant to Section 4-280-530(E) of the Cable Ordinance, the Grantee shall, during the term of this Agreement, exercise its best efforts to ensure that qualified minority-owned businesses ("MBEs") located in and certified by the City receive a fair and substantial share of the economic benefits forthcoming from development of the Grantee's cable television services system. For purposes of this Section 24.2, "a fair and substantial share of the economic benefits" shall mean twenty-five percent (25%) of the total dollar value of contracts awarded by the Grantee, excluding contracts where participation of MBEs would not be practically possible such as factory direct purchases, purchases of satellite-delivered services and purchases of materials or equipment from a sole source of supply. Such exclusions shall be detailed, with justifications, in the Grantee's Minority Business Enterprise Plan (the "MBE Plan") referred to in Section 24.4 of this Agreement. The Grantees MBE Plan shall be subject to Cable Commission approval.

     24.3    Women's Business Enterprises (WBEs)
             -----------------------------------

     The Grantee, during the term of this Agreement, shall exercise its best efforts to ensure that qualified women-owned businesses ("WBEs") located in and certified by the City are awarded five percent (5%) of the total dollar value of con issued by the Grantee, excluding contacts where participation of WBEs would not be practically possible such as factory direct purchases, purchases of satellite-delivered services and purchases of materials or equipment from a sole source of supply. Such exclusions shall be detailed, with justifications, in the Grantee's Women's Business Enterprise Plan (the "WBE Plan") referred to in
Section 24.4 of this Agreement. The Grantee's WBE Plan shall be subject to Cable Commission approval.

     24.4    Business Enterprise Plans
             -------------------------

     The Grantee shall develop separate MBE and WBE Plans in accordance with the requirements set forth in Exhibit J attached hereto and made a part of this Agreement. Such plans shall be filed with the Cable Commission for approval within ninety (90) days after the Acceptance Date. The Cable Commission shall, within forty-five (45) days of receipt by it of such plans, approve such plans or notify Grantee in writing of the deficiencies in any of said plans. In no event shall Grantee commence construction prior to such approvals.

     24.5    Reporting Requirements
             ----------------------

     During the term of this Agreement, the Grantee shall file with the Cable Commission the following reports on forms supplied by the Cable Commission:

             (1) Commencing within one hundred twenty (120) days after the Acceptance Date and continuing on a quarterly basis until construction of the Grantee's cable television system has been completed and annually thereafter for the term of this Agreement:

             (2) (a) a descriptive summary of the categories and total dollar value of all contracts awarded by the Grantee,

                   (b) a descriptive summary of the categories and total dollar value of all contracts awarded by the Grantee, excluding contracts where participation of MBEs and WBEs would not be practically possible in accordance with Sections 24.2 and
                   24.3 of this Agreement and Exhibit I to this Agreement;

                   (c) a descriptive of the total dollar value of all contracts awarded to MBEs and WBES;

                   (d) a descriptive summary of the Grantee's efforts both to locate and facilitate the participation of qualified MBEs and WBEs in the construction, installation, maintenance and operation of the Grantee's cable television system including a description of the specific programs implemented by the Grantee to meet the goals set forth in Sections 24.2 and 24.3 of this Agreement.

                   (e) Commencing within one (1) year after approval by the Cable Commission of the Grantees MBE and WBE Plans and continuing on an annual basis for the term of this Agreement, separate reports summarizing and updating the Grantees WBE and WBE Plans.

     24.6    Compliance

     In order to monitor the Grantee's compliance with its MBE and WBE Plans and the other requirements set forth herein, the Cable Commission, whenever necessary or appropriate, but no less than annually shall, commencing one (1) year after approval by the Cable Commission of the Grantee's MBEs and WBE Plans, conduct a compliance review. Such review shall consist of a comprehensive analysis and evaluation of the reports required to be submitted to the Cable Commission pursuant to Section 24.5 of this Agreement and any other relevant information and data. The Grantee shall be deemed to be in compliance for purposes of Section 24 of this Agreement and Section 4-280-530(E) of the Cable Ordinance if the Cable Commission determines that the Grantee has exercised its best efforts to comply on an annual basis with its MBE and WBE Plans and the requirements set forth in Sections 24.1, 24.2 and 24.3 of this Agreement.

Section 25.  Consumer Services
             -----------------

     The Grantee shall adhere to all applicable FCC regulations relating to customer service obligations, and shall not contest any decision by the City, the Cable Commission or the Cable Administrator to enforce FCC standards in accordance with federal or local law.

     25.1    Consumer Services Plan
             ----------------------

     Pursuant and in addition to Section 4-280-220(E) of the Cable Ordinance and Grantee Application, the Grantee shall submit to the Cable Commission a detailed Consumer Services Plan (the "Consumer Services Plan") sixty (60) days prior to commencement of service to its first subscriber. Such plan shall, at a minimum, demonstrate that the facilities, personnel, repair, complaint and adjustment procedures, telephone and other information systems of the Grantee are sufficient to ensure timely, efficient and effective services to consumers. The Grantee's Consumer Services Plan shall also be consistent with the highest standards of the cable television industry and the requirements set forth in this Agreement, in applicable FCC regulations, and in Sections 4-280-270(B) and 4-280-290 of the Cable Ordinance.

     25.2    Business Offices and Personnel
             ------------------------------

     Pursuant and in addition to Section 4-280-270(B) of the Cable Ordinance, the Grantee shall establish and maintain such business offices and provide personnel, telephone service and other equipment, as needed, to ensure timely, efficient and effective service to consumers. Such personnel shall include one person designated by the Grantee to act as a liaison between the Grantee and the City regarding consumer service issues. All business offices of the Grantee shall have a locally fisted telephone number with an access line available to subscribers 24 hours a day, seven days a week. The Grantee's business offices shall be open, at a minimum, during the hours set forth in the Grantee's Application (including one (1) evening per week and/or on the weekends.) Additionally, at various times during the day, the Grantee shall cablecast the address, telephone number and office hours of its business offices on a local origination channel received by all subscribers.

     25.3    Subscriber Compliance
             ---------------------

     Pursuant and in addition to Section 4-280-290(B) of the Cable Ordinance, the Grantee shall promptly respond to and resolve all subscriber complaints; provided, however, that nothing herein shall require the Grantee to maintain or repair any equipment not provided by the Grantee, maintain records with respect thereto nor respond to or resolve subscriber complaints relating thereto. The Grantee shall maintain records of such complaints setting forth the date and nature of the company and any action taken in response thereto. Such records shall be available to the City during the Grantees normal business hours and retained in the Grantee's files for not less than three (3) years. A statistical summary of such records shall be prepared by the Grantee and submitted to the Cable Commission monthly commencing thirty (30) days after commencement of construction and continuing until construction of the Grantee's cable television system is complete in accordance with Exhibit E-2 to this Agreement. Thereafter, such records shall be submitted to the Cable Commission annually.

     25.4    Major Outages
             -------------

     The Grantee shall maintain records of all major outages. Such records shall indicate the estimated number of subscribers affected, the date and time of first notification of the outage, the date and time service was restored, the cause of the outage and a description of the collective action taken. Such records shall be available to the City during the Grantees normal business hours and retained in the Grantees files for not less than three (3) years. A statistical summary of such records shall be prepared by the Grantee and submitted to the Cable Commission annually, commencing twelve (12) months after service is provided to the first subscriber.

     25.5    Pre-Construction Information
             ----------------------------

     Prior to commencement of construction of an area, the Grantee shall exercise its best efforts to inform the residents thereof of the nature and timetable for such construction and shall provide the residents with the procedures for filing complaints.

     25.6    The Grantee Solicitation
             ------------------------

     At the time the Grantee solicits the residents of an area for subscription of cable television services, and again upon actual installation of service, the Grantee shall provide such residents a simple written explanation of all products and services offered, the options for and prices of such products and services, the parental lock-out devise, installation and service maintenance procedures, cable television services use instructions, programming channel positions, billing and complaint procedures and privacy rights of the subscriber as set forth in Section 4-280-320 of the Cable Ordinance and Section 27 of this Agreement.

     25.7    The Grantee Solicitation
             ------------------------

     Pursuant and in addition to Section 4-280-310(C) of the Cable Ordinance, the Grantee shall fill all reasonable orders for a standard tion of its services within seven (7) business days and all other reasonable orders within thirty
(30) days after the date of such order. For purposes of the time period for installation as opposed to any costs charged as set forth in Sections 7.5 and
7.6 of this Agreement, "standard" installations are those that are located up to 125 feet from the existing distribution system. A request shall be deemed reasonable if (i) the services requested are uniformly available on the Grantees cable television system; (ii) the services are requested in a portion of Franchise Area I where the Grantees cable television system has been constructed and activated; (iii) the Grantee in cooperation with appropriate agencies can accomplish a proper physical extension of its cable television system to a person's premises within such seven (7) or thirty (30) days; and (iv) the Grantee can obtain access to a performs premises. If the Grantee fails within such seven (7) or thirty (30) day period to provide the service requested, the Grantee, upon request of the person requesting service, shall within thirty (30) days thereafter promptly refund any and all deposits or advance payments made by such person. The Grantee shall maintain a record of all installation requests detailing when and what action was taken.

     25.8    Translated Information
             ----------------------

     The information and materials required in Sections 25.5 and 25.6 of this Agreement shall also be available in the Spanish language.

     25.9    Program Guides
             --------------

     In the event the Grantee or an agent of the Grantee provides to the Grantee's subscribers written program guides, such guides shall fist, at a minimum, all non-must carry channels carried on the Grantee's cable television system and shall, to the extent reasonable as determined by the Grantee fist all programs carried on all non-must carry channels.

     25.10   Information Filed With The Cable Commission
             -------------------------------------------

     Pursuant and in addition to Section 4-280-220(E) of the Cable Ordinance, the Grantee shall file the information required in Section 4-280-220(E) and the information and materials set forth in Sections 25.5, 25.6 and 25.8 of this Agreement with the Cable Commission at least fourteen (14) days prior to any distribution of such information or materials except as otherwise provided in
Section 7 of this Agreement.

     25.11   Employee Identification
             -----------------------

     Each employee of the Grantee when entering private property or working on public ways shall be required to wear an employee identification card issued by the Grantee bearing the name and a photograph of said employee.

     25.12   Nondiscrimination
             -----------------

     The Grantee shall not discriminate against any person in the solicitation or provision of any service on the basis of age, sex, race, color, creed, ethnic origin, sexual orientation, marital status or physical or mental impairment.

Section 26.  Users
             -----

     The provisions set forth in Sections 4-280-210(F) and 4-280-220(E) of the Cable Ordinance shall apply to all users of the Grantee's cable television system.

Section 27.  Privacy
             -------

        27.1 Requirements
             ------------

        The Grantee shall construct, install, maintain and operate its cable television system so as to protect the privacy rights of each subscriber and user in accordance with Section 4-280-320 of the Cable Ordinance as interpreted and applied in harmony with Section 551 of the Communications Act and FCC rules and regulations promulgated thereunder, the requirements of this Agreement and any other applicable federal, state and local laws and regulations.

        27.2 Monitoring, Collection, Use or Release
             --------------------------------------

        Pursuant and in addition to Section 4-280-320(B) of the Cable Ordinance, the Grantee shall not monitor, connect or use any information or signals transmitted over the Grantees cable television system, with the exception of any record of aggregated data that does not identify particular persons, without the prior written or electronic consent of the subscriber or user, provided that such collection and use is permissible in order to obtain information necessary to provide services to the subscriber or detect an unauthorized reception of cable service. The Grantee shall not release or disclose any individually identifiable information about any subscriber or user to the City or any other third party without the prior written or electronic consent of such subscribers or users unless such disclosure is made by the Grantee to a subscriber(s) or user(s) in accord with the exceptions set forth in Section 551(c)(2) of the Communications Act. Any consent of a subscriber or user for the monitoring collection, use or release of any information or signals transmitted over or obtained by the Grantees cable television system shall be explicit, in writing or electronic form, and in a form separate from any contract or other agreement for cable television services or use. Such consent shall contain a statement in bold print that states that the subscriber or user knowingly authorizes the monitoring, collection, use or release of such information, that the consent is revocable at any time by the subscriber or user without penalty and that describes the exact timing and nature of the monitoring, collection, use or release of such information. Such consent is revocable without penalty at any time by the subscriber or user upon prior written or electronic notice to the Grantee. In no event shall such consent be obtained by the Grantee from a subscriber or user as a condition of cable television service or a continuation thereto, except if such consent is necessary to adequately provide such service.

        27.3 Privacy Information
             -------------------

        Prior to installation of service, and at least once a year thereafter, the Grantee shall provide each subscriber with a simple, thorough written explanation conforming to the notice requirements set forth in Section 551(1)(a)(A-E) of the Communications Act, and further informing each subscriber of all applicable privacy requirements as set forth herein and in Section 4-280-320 of the Cable Ordinance; provided, however, that such information shall be filed with the Cable Commission not less than fourteen
(14) days prior to its being distributed to-any subscriber.

        27.4 Ownership of Data
             -----------------

        The ownership of any data or signals originated by a subscriber or user and maintained by the Grantee or a third party that are intended for the sole use of such subscriber or user shall remain solely in the originating subscriber or user, even though such data or signals are maintained by the Grantee or a third party.

        If the Grantee cannot reasonably remedy the violation within the time period specified and so informs the Cable Commission, the Cable Commission may extend the time permitted for remedying the violation provided the Grantee informs the Cable Commission on a regular basis of the steps being taken to remedy such violation.

        28.3 Notice of Assessment
             --------------------

        If within thirty (30) days of its receipt of notice of the violation pursuant to Section 28.2 of this Agreement, the Grantee falls to submit a written response contesting any Cable Commission notice of violation as set forth in Section 28.2 of this Agreement or if after requesting an opportunity to be heard the Grantee fails to establish during such hearing that such violation did not occur or was beyond its control or if the Grantee falls to remedy the violation within the time period specified or any extensions thereto pursuant to
Section 28.2 of this Agreement, the Cable Commission, after considering an relevant factors, may impose upon the Grantee monetary penalties, fines, liquidated or substituted damages or other monetary sanctions from the date of notice of violation in accordance with Sections 28.5 or 28.6 of this Agreement and shall provide the Grantee with prior written notice of such assessment.
Such notice of assessment shall state the amount to be assessed and provide a date of at least fifteen (15) days after receipt of such notice upon which payment for the violation is due from the Grantee.

        28.4 Withdrawal from Letter of Credit
             --------------------------------

        If The Grantee fails to pay to the City any monetary penalties, fines, liquidated or substituted damages or other monetary sanctions imposed upon the Grantee by the Cable Commission within three (3) days after the date set forth in the notice of assessment pursuant to Section 28.3 of this Agreement, the Cable Commission, pursuant to Section 4-280-190(B) of the Cable Ordinance, may immediately request payment of the amount thereof from the letter of credit and draw on the letter of credit referred to in Section 6 of this Agreement. If a draw by the City on Grantee's letter of credit is made, the City shall notify the Grantee in writing of the date and amount of such draw.

        28.5 Substituted Damage
             ------------------

        The Grantee agrees the following events, if any such event occurs, will result in actual damages to the City which actual damages will be either impracticable or difficult to ascertain and therefore agrees to pay to the City the following amounts which shall not be considered in the nature of penalties:

             (1) $750.00 a day for each day and part thereof that such failure continues as a result of a material failure to construct and activate the Grantee's cable television services system in accordance with the Construction Timetable and Construction Schedule and referred to in Sections I 1. I and II. 2 of this Agreement unless such failure is caused by circumstances beyond the Grantee's control or by a change or extension in such timetable, schedule or map approved by the Cable Commission;

             (2) $750.00 a day for each day or part thereof that such failure continues as a result of a material failure to comply with the design, technical, maintenance, construction or operational requirements set forth or referred to in Sections 8. 9. 10 and 12 of this Agreement;

             (3) $750.00 per day for each day or part thereof that such failure continues as a result of a material failure to comply with the interconnection requirements set forth or referred to in Section 15 of this Agreement; and

             (4) $250.00 a day for each day or part thereof that such a failure continues, except as approved by the Cable Commission or the City Council, if required, a material failure to provide the services set forth or referred to in
Section 7 of this Agreement.

        28.6 Monetary Penalties, Fines and Other Monetary Sanctions
             ------------------------------------------------------

        Pursuant to Section 4-280-570(A) and (B) of the Cable Ordinance, if the Grantee falls to comply with any provision of the Cable Ordinance or this Agreement, the Cable Commission may assess and impose monetary penalties, fines and other monetary sanctions for such failure in an amount not to exceed $750.00 per day per violation for each day or part thereof that such failure continues. If the Grantee fails to comply with any rule or regulation lawfully adopted by the Cable Commission pursuant to Section 4-280-460(A)(10) of the Cable. Ordinance, the Cable Commission may assess and impose fines for such failure in an amount not to exceed $50.00 per day per violation for each day or part thereof that such failure continues. AU such monetary penalties, fines and other monetary sanctions shall be determined by the Cable Commission in accordance with the principles set forth below:

             (1) Such monetary penalties, fines and other monetary sanctions shall exceed the financial benefits to the Grantees delaying or failing to comply with the applicable requirement;

             (2) Even where such benefits are not easily discemable, such monetary penalties, fines and other monetary sanctions shall be of an amount to have a significant deterrent effect on the Grantee; and

             (3) Such monetary penalties, fines and other monetary sanctions shall be sufficient to protect the City and other affected parties against loss resulting from the Grantees violations.

        28.7 Act or Omission Beyond The Grantee's Control
             --------------------------------------------

        The Grantee shall not be subject to the imposition of monetary penalties, fines, liquidated or substituted damages or other monetary sanctions referred to in Section 28 of this Agreement for any act or omission if such act or omission was beyond the Grantee's control. An act or omission shall not be deemed to be beyond the Grantee's control if committed, omitted or caused by an affiliate, or Contractor or Subcontractor of the Grantee involved in constructing, installing, maintaining or operating the Grantees cable television system within the City of Chicago. Neither the inability of the Grantee to obtain financing for whatever reason nor the n-dsfeasance or malfeasance of the Grantee's officers, directors, employees, agents, affiliates and Contractors and Subcontractors shall be deemed an act or omission beyond the Grantee's control.

        28.8 Other Rights of The City
             ------------------------

        The right of the Cable Commission to impose upon the Grantee monetary penalties, fines, liquidated or substituted dwnages or other monetary sanctions pursuant to Sections 28.5 and 28.6 hereof shall be in addition to any other rights or remedies the Cable Commission or the City have pursuant to the Communications Act, FCC rules and regulations, the Cable Ordinance, this Agreement or other applicable laws.

        28.9 No Waiver of Rights
             -------------------

        The decision by the Cable Commission to forego the imposition upon the Grantee of monetary penalties, fines, liquidated or substituted damages or other monetary sanctions in a particular instance shall in no way act to waive the Cable Commission's or the City's rights under .this Section 28 for subsequent violations of the Cable Ordinance or this Agreement.

Section 29.  Miscellaneous Provisions
             ------------------------

        29.1 Law
             ---

        This Agreement shall be construed pursuant to the laws of the State of Illinois unless otherwise preempted by Federal law.

        29.2 Descriptive Headings
             --------------------

        Section headings are descriptive and used merely for the purpose of organization and where inconsistent with the text are to be disregarded.

        29.3 Employees and Agents
             --------------------

        The Grantee shall be solely and completely responsible for the actions of its employees and agents in the course of their employment.

        29.4 Rights Reserved to The City
             ---------------------------

        The Grantee hereby acknowledges and accepts the rights reserved to the City in Section 4-280-520 of the Cable Ordinance and hereby waives the Grantees rights, if any, to attempt to modify any provisions of this Agreement without the prior written approval of the City or appropriate action of the City Council, if such City Council action is required.

        29.5 Compliance with The Cable Ethics Ordinance
             ------------------------------------------

        The Grantee pledges that it has made no promise or inducement, oral or written, to any City employee, City representative or City advisor as defined in
Section 4-284-020 of the Cable Ethics Ordinance regarding the receipt or award of the franchise granted hereunder.

        29.6 No Inducement
             -------------

        The Grantee acknowledges that it has not been induced to accept this franchise by any promise, verbal or written, made by or on behalf of the City or by any third person regarding any term or condition set forth in the Cable Ordinance or this Agreement.

        29.7 No FCC Waivers Without Notice to The City
             -----------------------------------------

        The Grantee shall not apply for any waivers, exceptions or declaratory rulings from the FCC or any other federal or state regulatory agency regarding the Grantee's cable television system without prior written notice to the City.

        29.8 No Excuse from Compliance
             -------------------------

        The Grantee shall not be excused from compliance with any of the terms or conditions of the Communications Act, FCC rules and regulations, the Cable Ethics Ordinance, the Cable Ordinance or this Agreement by failure of the City upon one or more occasions to insist upon such compliance by the Grantee or to seek compliance by the Grantee with any term or condition of the Ethics Ordinance, the Communications Act, FCC rules and regulations, the Cable Ordinance or this Agreement.

        29.9 Transfer of Franchises
             ----------------------

        Except as otherwise provided in Section 537 of the Communications Act, the Grantee agrees that the Grantee shall not assign, transfer, sell, hypothecate or otherwise alienate this franchise granted pursuant to the Cable Ordinance from the Date of Acceptance until thirty-six (36) months thereafter. During and after such thirty-six month period and during the term of this Agreement, the Grantee shall conform in all respects to Section 4-280-200 of the Cable Ordinance.

        29.10  Cable Commission Action
               -----------------------

        In any action by the Cable Commission mandated or permitted under the Cable Ordinance or this Agreement, the Cable Commission shall act in a reasonable, expeditious and timely manner. Additionally, in any instance where Cable Commission approval or consent is required under the Cable Ordinance or this Agreement, the Cable Commission shall not unreasonably withhold its approval or consent.

        29.11  Force Majeure
               -------------

        The Grantee shall not be deemed in violation of this Agreement or the Cable Ordinance for delay in performance or failure to perform in whole or part its obligations under the Cable Ordinance or this Agreement due to strike, war or act of war (whether an actual declaration is made or not), insurrection, riot, act of public enemy, accident, fire, flood or other act of God or by other events to the extent that such events are caused by circumstances beyond the Grantee's control pursuant to Section 4-280-110(E) of the Cable Ordinance and
Section 28.7 of this Agreement. Any such delay or failure to perform shall not be deemed to be a violation of the Cable Ordinance or this Agreement. in the event that a delay in performance or failure to perform affects only part of the Grantees ability to perform such obligations under the Cable Ordinance or this Agreement, the Grantee shall perform such obligations to the extent the Grantee is able to do so in as expeditious a manner as possible. The Grantee shall promptly notify the Cable Commission in writing of an event covered by this
Section 29.1 1, which writing shall include, at a minimum, the date, nature and cause of such event. Additionally, the Grantee, in such notice, shall indicate the anticipated extent of such delay and the specific obligations pursuant to the Cable Ordinance or this Agreement to be affected.

        29.12  Severability
               ------------

        Except as otherwise provided in Section 4.2 of this Agreement, if any provision of this Agreement or any portion of any provision of this Agreement is deemed invalid under any applicable ordinance or federal or state law, such provision shall be, to the extent invalid, deemed omitted and all remaining provisions of this Agreement shall remain in full force and effect.

        29.13  Notices
               -------

        All notices and filings required by the Cable Ordinance, this Agreement or any other applicable law or regulation shall be, except as otherwise provided in this Agreement, or other applicable law or regulation:

        If to the City:       The Cable Administrator
                              Office of Cable Communications
                              510 North Peshtigo Court
                              Suite 900
                              Chicago, Illinois 60611

        If to the Grantee:    Glenn W. Milligan
                              President and CEO
                              21st Century Cable T.V., Inc.
                              455 North City Front Plaza
                              Chicago, Illinois 60611

                                    and

                              Edward T. Joyce, Esq.
                              Edward T. Joyce and Associates
                              11 South LaSalle Street
                              Suite 1600
                              Chicago, Illinois 60603

and shall be by United States Mail, with all necessary postage pre-paid, except as otherwise provided by this Agreement, the Cable Ordinance or any other law or regulation.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective, duly authorized agents or officers, as of the day and year set forth below.

                                         City of Chicago


--------------------------               -------------------------------
Date

                                         21st Century Cable TV, Inc.


--------------------------               By:
Date                                        ----------------------------
                                         Its:
                                             ---------------------------

Approved as to form
and legality:


------------------------------
Corporation Counsel of the
  City of Chicago

Date:
     -------------------------

                                   EXHIBIT A
                                   ---------

                               FORM OF ACCEPTANCE
                               ------------------

     In accepting the franchise for Franchise Area 1 within the City of Chicago, pursuant to Sections 4-180-470(A),(B), (C), 4-280-500(A) and 4-280-550(A) of the
Cable Ordinance, the Grantee hereby:

     a) agrees to accept the validity of the terms and conditions of the Chicago Cable Communications Ordinance, Chapter 4-280 of the Municipal Code and the Agreement in their respective entireties relying upon the Grantee's own investigation and understanding of the power and authority of the City of Chicago to grant said franchise. The Grantee further agrees that it shall not, at any time, proceed against the City in any claim or proceeding challenging any term or provision of the Chicago Cable Communications Ordinance or Agreement as unreasonable, arbitrary or void, or allege that the City did not have the authority to impose such term or condition;

     b) expressly acknowledges that the Grantee has not been induced to accept the Agreement by any promise, verbal or written, on behalf of the City or by any third person regarding any term or condition of the Chicago Cable Communications Ordinance or the Agreement not expressed therein;

     c) further acknowledges that the Grantee has carefully read the terms and conditions of the Chicago Cable Communications Ordinance and the Agreement and accepts without reservation the obligations imposed by the terms and conditions therein; and

     d) pledges that no promise or inducement, oral or written, has been made to any City employee or official regarding receipt of this franchise.

                               Exhibit A (con't)

                       The undersigned hereby certifies:

That he/she has been duly authorized pursuant to [expressly identify the corporate action permitting such action] to make this acceptance of the franchise for Franchise Area I within the City of Chicago

The Grantee                         21st Century Cable T.V., Inc.

Signature of Affiant
                                    ----------------------------
Name of Affiant
                                    ----------------------------
Title of Affiant
                                    ----------------------------
Date
                                    ----------------------------

Sworn to and subscribes before me
this __ day of _______, 1996.


--------------------------
Notary

--------------------------
Date Commission Expires

                                   EXHIBIT B
                                   ---------

     Beginning at the intersection of Lake Michigan and the North City Limits; thence west and south along the City Limits to the intersection of Kedzie Ave. and Devon Ave. (City Limits); thence west on Devon Ave. (City Limits) to the North Shore Channel; thence south on the North Shore Channel to Bryn Mawr Ave.; thence east on Bryn Mawr Ave. to Western Ave.; thence north on Western Ave. to Peterson Ave.; thence east on Peterson Ave. to Ravenswood Ave.; thence south on Raveswood Ave. to Wellington Avenue.; thence west on Wellington Ave. to the C & N.W. RY.; thence south on the C & N.W. RY. to Diversey Ave.; thence west on Diversey Ave. to the North Branch of the Chicago River; thence south on the North Branch of the Chicago River and the South Branch of the Chicago River to 18th St.; thence east on 18th St. to Clark St.; thence south on Clark St. to Cermak Rd.; thence east on Cermak Rd. to Federal St.; thence south on Federal St. and Federal St. extended across the Adlai E. Stevenson Expressway and continuing south on Federal St. to 26th St.; thence west on 26th St. to the C.R.I. & P.R.R.; thence south on the C.R.I. & P.R.R. to 35th St; thence east on 35th St. to Federal St.; thence south on Federal St. to Pershing Rd.; thence west on Pershing Rd. to the C.R.I. & P.R.R.; thence south on the C.R.I. & P.R.R. to 51st St.; thence east on 51st St. to Cottage Grove Ave.; thence north on Cottage Grove Ave. to 43rd St.; thence east on 43rd St. and 43rd St. as extended to Lake Michigan; thence north along Lake Michigan to the place of beginning.

                                   EXHIBIT C
                                   ---------

                              SUBSCRIBER SERVICES
                              -------------------


     In addition to other services the Grantee may offer on its cable television network, the Grantee shall provide on its lowest-priced tier of service and to all subscribers: two (2) local government access channels; all channels dedicated to the Chicago Access Corporation; all television broadcast signals required to be carried by FCC regulations; at least one (1) leased access channel; and three (3) local origination channels, not more than two (2) of which may be alphanumeric.

     The Grantee shall, in addition, offer the following broad categories of programming services which are available and meet the needs of the subscribers: children's programming, family programming, cultural programming, educational programming, consumer programming, ethnic programming, entertainment programming, music programming, sports programming, news and public affairs programming, business programming, religious programming and special interest programming.

                                   EXHIBIT D
                                   ---------

                                 USER DISCOUNTS
                                 --------------

     At such time as the Grantee may choose to activate an institutional network system ("INS"), a discount for government and not-for-profit institutions shall be established subject to applicable regulatory approvals.

                                  EXHIBIT E-1
                                  -----------

                          CONSTRUCTION SCHEDULE FORMS
                          ---------------------------

     I.   Construction Schedule - Quarterly

     II.  Construction Schedule - Major Installations

     III. Construction by Year - Subscriber Network System

     IV.  Monthly Construction Summary Report and Map

Exhibit E-1 (con't)

The Grantee:  21st Century Cable TV, Inc.

          Franchise Area 1.

I.   Construction Schedule - Quarterly

     Quarter commencing ________________ to ____________, 199_

     A.   Subscriber Network System

          1.   Number of fiber optic node sections
               to be constructed                   ____________

          2.   Number of fiber optic node sections
               to be activated                     ____________


                                    Summary
                                    -------

Approximate Aerial Miles to be Constructed                     ____________

Approximate Underground Miles to be Constructed                ____________

Approximate Total Miles to be Constructed                      ____________

Approximate Occupied Dwelling Units Passed                     ____________

Percentage (%) of Franchise Area 1 ODUs Passed                 ____________

                              Exhibit E-1 (con't)
                              -------------------

The Grantee:  21st Century Cable TV, Inc.

          Franchise Area 1.

II.  Construction Schedule - Major Installations

                                  EXHIBIT E-3
                                  -----------
                            CONSTRUCTION TIMETABLE
                            ----------------------
                               FRANCHISE AREA I
                               ----------------

   1.  Preconstruction Period
       ----------------------

The Grantee shall commence construction of its cable television headend facilities within three (3) months following the Acceptance Date; and shall commence construction and installation of its strand, and fiber and/or coaxial cable distribution plant within six (6) months following the Acceptance Date.

   2.  Projected Occupied Dwellings and Miles
       --------------------------------------

The following projections are an integral part of the Grantee's construction timetable consistent with the graphic representation of that timetable depicted in this exhibit.

Year of    Occupied Dwelling  Distribution   Average Monthly
Constr.    Units Passed       Plant Milage   Construction Rate

1             64,283            81.12 mi.    6.76 mi.
2             97,309           113.93 mi.    9.494 mi.
3             90,110           117.41 mi.    9.784 mi
4             29,747            45.74 mi.    3.812 mi.
TOTALS       271,449           358.20 mi.    7.462 mi.


                                      MAP
                                   [To Come]

                                    E-3- I
                                  EXHIBIT E-3
                                  -----------
                            CONSTRUCTION TIMETABLE
                            ----------------------

                                   [graphic]

                                   EXHIBIT F

                          STANDARD CHANNEL ALLOCATION
                          ---------------------------

     CHANNEL                  SERVICE
     19                       CAC
     21                       CAC
     23                       MUTV
     25                       Local Origination
     27                       CAC
     36                       CAC
     42                       CAC
     49                       MUTV
     51                       CAC
     53                       Leased Access
     70                       CAC
     71                       CAC
     72                       CAC
     73                       CAC
     74                       CAC
     75 (partial)             CAC

                                   EXHIBIT G
                                   ---------

                     . -       LOCAL ORIGINATION
                               -----------------

     (21 st Century letter dated October 24, 1994 to Cable Administrator]



                         21ST CENTURY CABLE TV., INC.
                         ---------------------------

October 24, 1994



Ms. Joyce Gallagher           HAND DELIVERED
                              --------------
Cable Administrator
Office of Cable Communications 510 N. Peshtigo Court 9th Floor
Chicago, IL 60611

RE:  LOCAL ORIGINATION PROPOSAL
     ----------------- --------

Dear Ms. Gallagher:

21st. Century Cable TV, Inc. ("21st Century") is submitting, as part of its application for an Area 1 cable television franchise, the following proposal for support of Local origination in Chicago.

As a new cable franchisee, 21st Century's presence in the marketplace will give Local origination an incremental increase in funding and other tangible benefits which will further the City's goal of, "maximizing new opportunities for access to information, and increased communication among and within Chicago's diverse neighborhoods, and other social and economic benefits throughout the City." This goal complements well the city's overall desire that cable television serve "as a means to improve communications between and among the citizens and public institutions of the City and as a vehicle for the participation of all segments of the City,, including minorities, in the economic opportunities created thereby."

Additionally, 21st Century embraces the Chicago Cable Commission's Resolution #454 which states, "that Local Origination supplement the other locally produced programming (public, governments, and commercial/leased access) .... and increase the public's choice of programming and foster community pride and cultural diversity .... and be directed or geared to the City of Chicago and its residents .... and be produced by City residents or business entities located in the City of Chicago .... and designed specifically for City residents .... and relates to local (Chicago) subjects and/or interests."


          I.  MISSION STATEMENT
              -----------------

          21st Century's interpretation of the mission of Local origination in Chicago is both compatible and parallel with the aforementioned goals set forth by the City of Chicago and Chicago Cable Commission.

Ms. Joyce Gallagher
October 24, 1994
Page Two



          It is 21st Century's belief that. the 24-hour nonalphanumeric Local Origination channel on its system be reserved exclusively for programming produced by Chicago producers and businesses. This channel should function as an "incubator" in which aspiring local producers can hone and develop their skills and talents, as wel-I as
          e)fdhange -ideas" and Viewpoints. The Local Origination program should give Chicago residents, including minorities and women, access to modern studio facilities and related production and editing equipment which might not otherwise be available.

          It is absolutely imperative that Local Origination programming mirror the broad interests and cultural diversity of Chicago's ethnic neighborhoods, which greatly contribute to its stature as a world class city.

          in concert with publicly conceived, ethnically sensitive and professionally administered policies and procedures, Local Origination should create improved communication, substantial economic benefits and myriad career opportunities for all Chicagoans.


          II.  CAPITAL FUNDING
               ---------------

          21st century's capital "funding proposal for Local Origination it both straightforward and equitable.

          of the total 1,019,380 households in the City's five cable franchise areas, Cable Area I contains 271,449 homes. 21st Century's funding is based upon the prorata share those Area 1 homes comprise of all Chicago households divided by two. This halving reflects the fact that 21st century will not enjoy a monopoly and must share its potential customer universe with an established, preexisting Area 1 franchisees This number is then multiplied times the total Local, Origination financial commitment made jointly by the two current franchisees.

          The 21st Century Local Origination funding formula is as follows:

   271,449 Area 1 homes / 1,019,380 total homes / 2 Area 1 franchise holders X
   ---------------------------------------------------------------------------
   S6 million original joint L.O. commitment
   -----------------------------------------

                                  $798,865.00

 Ms. Joyce Gallagher
 October 240 1994
 .Page Three



          21st Century will remit the $798,865.00 in funding for Local Origination directly to the City of Chicago in fifteen equal annual payments of $53,258-00. 21st Century requests that the City insure that these monies represent a full incremental increase over the current funding level.

          Further, 21st Century requests that the Cable Administrator and Chicago Cable Commission be given sole authority to identify the specific uses (i.e., cameras, editing equipment, etc.) for this new funding in order to generate the maximum benefit for the Local Origination program, its participating local producers and ethnic neighborhoods.


          III.  LOCAL ORIGINATION WORKSHOPS
                ---------------------------

          In addition to the aforementioned capital funding for Local Origination, 21st Century shall organize and fund 60 top-quality production workshops designed to develop and expand the talents and skills of local Chicago producers. Topics such as lighting, camera operation, set design, script writing, casting, editing, and other creative aspects of production will be addressed.Conducted on a quarterly basis by locally and nationally recognized career professionals, these 21st Century Local Origination workshops will be open to all interested local producers at no charge. In addition to the above referenced topics, these seasoned industry veterans will share a wealth of motivating and insightful personal experiences.

          21st Century shall insure that individuals recruited to conduct its Local Origination seminars shall also equitably represent Chicago's ethnic communities. Commitments to conduct four (4) workshops each have already be obtained by 21st Century from a nationally acclaimed African-American male film director and an Emmy and Peabody Award-winning female communications and production company president. Similar commitments from highly qualified Hispanic and Asian professionals will be announced in the near future by 21st Century.

Ms. Joyce Gallagher
October 24, 1994
Page Four



     IV.  LOCAL ORIGINATION PROGRAM ADMINISTRATION
          ----------------------------------------

          In light of the preexisting Local origination joint venture agreement between the two current f ranchisees which provides for specified periods of reciprocal administrative -- responsibility through at least 1997, 21st Century hereby commits to its full prorata administrative responsibility of the Local Origination program in a timeframe and scope to be determined by and acceptable to the City.

Please feel free to contact me if further clarification or additional information is desired.

Respectfully,



Glenn W. Milligan
President & CEO

GWM/lal

     cc:  Michael Hasten Ben Gibson Steve Murray

RECEIPT OF DOCUMENT ACKNOWLEDGED:



                                                                       1994

Joyce Gallagher                              DATE
Cable Administrator
office of Cable Communications
City of Chicago


                                   EXHIBIT H
                                   -------
                     CHICAGO ACCESS CORPORATION PEG CAPITAL
                     --------------------------------------
                   21st CENTURY MANDATORY PEG ACCESS PAYMENT
                 (March 1, 1994 letter to Cable Administrator]



March 10 1994

Ms. Joyce Gallagher
Cable Administrator
City,,of Chicago

 Re:  CHICAGO ACCESS- CORPORATION (CAC) FUNDING AND CHANNEL CAPACITY
      --------------------------------------------------------------

Dear Ms. Gallagher:

Throughout the past months and, in particular, during December, 01 1994, 21st Century Cable TV, Inc. ("21st Century") participated in a dialoque with the Chicago Access Corporation's ("CAC") executive director and attorney relating yments the payments based an gross revenues and capi a payments which 21st Century would make to CAC.

Specifically, 21st Century proposed to make an initial payment of $129,000 within six months of the grant of a franchise and an additional $100,000 within twelve months at said grant. We believe our initial payment would therefore be regarded as $223,000. in addition,, we committed to contribute It of our .gross revenue to CAC an an annual basis which payments in the aggregate we projected would total $60,850,,972 during the franchise period. After our first year of operation and in each of the next four successive years (i.e. throuqh year five), we proposed to pay CAC $100,000 per year to be used for capital improvements. Thereafter and throughout the term of our franchise, we proposed to pay CAC $50,OOO year to be used for capital improvements. This committment in the aggregate, we beleive, far exceeds what should reasonably be expected from 21st century considering that the initial capital costs of establishing CAC's facilities were already paid for by the two companies who have enjoyed a monopoly over the last ten years.

At the conclusion of our discussions,, we were informsd by CAC's counsel that CAC did not wish to negotiate with us regarding the amount of our initial payment and, the amounts of our annual payments were not based on gross revenues. Instead, CAC said we should negotiate those amounts with the City Council.

21st Century has been an record since the fil'ing of our' cable Franchise Application that we would negotiate a11 contributions to CAC with the City Council or its designee.



          MS. Joyce Gallaqher
          March, 1994
          Page Two


                    Since these discussions with representatives of the CAC were cordial and we thought, mutually beneficial, 21st Century was shocked by the harsh, politically-charged rhetoric contained the unsigned commentss which CAC filed with your office this February.
          CAC did not have the courtesy to send us a copy of their Comments even though this document, both in form and substance, deviates substantially from the agreement we believed that we had in good faith reached-vith CAC.

                         21st Century is providing you with this information so
that you will understand why we did not give you a formal proposal with respect to funding CAC. Since our funding apparently is still an issue with CAC and possibly you, please consider this letter as a supplement to our franchise Application. With respect to funding CAC, 2lst Century makes the following proposal

     A.        Funding

          1.   Initial Payment  21st Century proposes to pay CAC
               $225,000 within the first twelve months after issuance of its franchise.

          2.   Percentage of Annual Gross Cable Revenue

               21st Century has since its November 3, 1992 Cable Franchise Application stated that it would pay it of its annual gross cable
                                                ---
               revenues to CAC. That position will shortly be memorialized in a contract between CAC and 21st Century.

               3.  Contributions of Funds for Studios, Equipment and Technical
                   -----------------------------------------------------------
               Assistance
               ----------
                         21st Century has proposed to pay CAC $100,000 during
               years two through five after the grant of a franchise and $50,000 per year thereafter for this purpose.

     B.   Channel Capacity

               In its November 5. 1993 Cable Franchise Application (Page IX-1) and in its September 5,. 1993 Preliminary Report Analysis & Response (Paqe IX), 21st Century committed to make 10% of its channel capacity or 11.6. channels available to CAC. 21st Century assumed since CAC would not be able to use all 11.6 channels because it would not be offering more proqramming to 21st Century customers than to Chicago Cable or Prime Cable of Chicago customers that 21st Century could utilize the unused capacity with CAC permission.

  We are writing to make it clear as possible that 21st Century without reservation has dedicated 11.6 channels on its subscriber network system, free of charge, f or the exclusive use and control of CAC.

With the exception of SEction A., Paragraph 2 (Percentage of Gross Cable REvenues) herein, the funding to support 21st Century's CAC proposal is contained in the $3,400,000 line item (Miscellaneous Franchise Obligations) of
Section IV-Financial, Pages IV-10 and IV-24a. submitted in our January 24, 1994 Supplemental Information.

21st Century hopes that this letter makes our position with respect to funding CAC and use and control of 11.6 channels by CAC perfectly clear. If you have any further questions, please contract us immediately. We request that you send a copy of this letter to CAC so that if it has any further questions, it may also contact us directly

     Respectfully,



Glenn W. Milligan

  President & CEO



  RECEIPT ACKNOWLEDGED AND CERTIFIED:



                                   EXHIBIT I
                                   ---------

                             MUNICIPAL UTILIZATION
                             ---------------------


          SUBSCRIBER NETWORK SYSTEM
          -------------------------

1.   Channel Commitments - The Grantee shall provide, free of charge, two (2)
     -------------------
local government access channels on its subscriber network system for the exclusive use and control of the City and other -local government agencies designated by the. City. Said channels shall be administered by the City.

2.   Service Outlets - Pursuant and in addition to Section 4-280-260(C) of the
     ---------------
Cable Ordinance, the Grantee shall provide, free of charge, one bidirectional fiber optic service outlet for regular subscriber service to each of the institutions and such other buildings used for governmental purposes as may be designated by the City in areas which are passed by the Grantee's subscriber network system.

3.   Access to The Grantee's Facilities - The Grantee shall permit the City and
     ----------------------------------
other local government agencies designated by the City to use its studio, facilities and equipment for municipal access programming. The Grantee shall also provide direct audio and video feed capability between the municipal access studios and facilities and its cable television system.

4. Staff - During the term of this Agreement, the Grantee shall provide, at a minimum, for one (1) full-time skilled employee to staff the municipal access studios and facilities, operate such studios and facilities, and create, produce and cablecast quality municipal access programming under the direction of the City. The Grantee employee shall be made available to the City within thirty
(30) days following the effective date of this Agreement, and work during the hours and at the sites designated by the City and be competent, trained, and knowledgeable in all aspects of cable television production and programming.

5.   Municipal Cable/Technical Assistance - The Grantee shall provide to the
     ------------------------------------
City 2,000 hours of engineering consultation services without charge during the 15 year term of the franchise. The 2,000 hours of consultation services shall be equally divided among the 15 years of the franchise; provided, however, that if the City does not fully utilize its total hours of such engineering consultation services in any one (1) year, any unused such services shall be carried forward to the next year.

6.   Municilial Cable Access Maintenance Fund - Commencing on the Acceptance
     ----------------------------------------
Date of the Agreement, the Grantee shall on request by the City on an annual basis provide $10,000.00 to the City for the maintenance and operation of the municipal access studios, facilities and equipment.






          Exhibit J
          ---------
          EQUAL EMPLOYMENT OPPORTUNITY/ AFFIRMATIVE ACTION PLAN
          ---------------------------               -----------

The City and the Grantee recognize that in order to ensure the participation of minorities' and women in the Grantees work force that the Grantee must take affirmative action to maximiz equal employment opportunities for minorities and women. To this end, the Grantee, pursuant to Section 23.2 of the Agreement, shall develop and file an Equal Employment Opportunity/Affirmative Action Plan (the "EEO/AA Plan") with the Cable Comniission for approval within ninety (90) days after the Date of Acceptance. For purposes of this Exhibit J and Section 23 of the Agreement, all general population and labor force statistics shall be detived from the latest U.S. Census Data.

          1.  EEO/AA Plan
              -----------

The Grantee's EEO/AA Plan shall contain:

A. A workforce profile that indicates the number of individual positions by job title of each of the following job categories:
               1.  Officials and Managers/Technical/Professional;
          2. Sales;
               3.  Office and Clerical;

               4.  Craftsmen;

               5.  Operatives;

               6.  Laborers; and

               7.  Service workers.

This workforce profile shall also indicate the levels by grade or pay scale of the various positions within each job category.

          B. Specific, numerical tive action goals.  Such goals shall be set by;

          I . -Multiplying established percentages for each group in the appropriate job category, by;

               2. The number of positions (whether filled or vacant) indicated in each job category; and

               3. Subtracting the members of each group presently included in the Grantee's workforce in each job category.

C. A description of the Grantee's EEO/AA Plan that demonstrates the Grantee's commitment to maximizing the employment opportunities of minorities and women in its workforce.

The Grantee's EEO/AA Plan shall be disseminated both internally and externally and appropriately reflected in the Granteies:

               1)  Employee and Supervisory Manuals;

               2)  Training and Employment Materials;

               3) Employment notices which set forth the rights of an employee if he/she believes that he/she has been discriminated against;

               4)  Job application forms in bold type; and

              5) Contracts with its Contractors and Subcontractors.

          Also indicative of the Grantees efforts to disseminate its policy shall be the featuring of minorities and women in advertisements, posters or other public relations materials.

D. A description of personnel practices and procedures that will by used by the Grantee to: 1) eliminate artificial barriers or other impediments to full utilization of minorities and females and 2) ensure that the Grantee's policies, procedures or practices are both neutral and nondiscriminatory on their face and administered in a fair manner. This description shall provide an analysis of personnel practices and procedures and include, but not be limited to, a general description of the following:

               1) The Grantee's selection process, including, but not limited to, job descriptions, job titles, employee requirements, application forms, interview procedures;

               2)  The Grantees transfer, evaluation, and promotion practices;

               3)  Salaries, fiinge benefits and other forms of compensation;

               4) Accesubifity of the Grantee!s facilities or equipment to handicapped persons, and

               5)  Seniority practices.

E. The designation of a senior company official who shall have full responsibility for the development, implementation and monitoring of the Grantee's EEO/AA policies and programs.

This official shall be given adequate personnel and financial resources to conduct the Grantee's EEO/AA policies and programs. The title of this official shall appear in all materials relating to the Grantee's EEO/AA Plan.

F. A description of the procedures to be used by the Grantee to inform all of its personnel that successfid implementation of and compliance with the Grantee's EEO/AA policies and programs will be an essential element in performance evaluation and promotion.

G. A description of a systematic, affirmative action recruitment program to be used by the Grantee to attract minority and female applicants to the Grantees workforce. Such description shall also identify applicant sources in the City's labor force. The Grantee may rely on personnel resource organizations to obtain data on current and potential applicant sources. Nfinority and women's organizations and colleges with a significant proportion of minority and female students may also provide such recruitment information. Techniques to recruit potential applicants may include:

               1)  Placing job announcements/advertisements in newspapers;

               2)  On-site visits at minority and womens colleges;

               3) Contacting and sending job announcements to minority and women's professional organizations and civil rights, legal and conununity organizations;

               4) Attendance at special career programs at local high schools and colleges or participating in conventions or meetings sponsored by civil rights or public interest organizations; and

               5) Announcing employment opportunities on radio and TV on both minority and non-minority stations.

established and implemented by the Grantee to satisfy the employment requirements set forth herein and in Section 23 of the Agreement.

1. A description of the Grantees internal audit and monitoring system that must be integrated with the Grantee's normal personnel, budgetary and management systems and used to conduct an analysis of each aspect of the Grantee's EEO/AA policies and programs and to measure the effectiveness of this program. This description shall include, but not be limited to:

               1) A procedure for monitoring vacancies created by new hiring, expansion, promotion, attrition or termination to assess opportunities for meeting its E4ual Employment Opportunity and Affirmative Action goals.

               2) A procedure for assess'ng the usefulness of various recruitment sources and techniques.

    11.  Underutilization Analysis
         -------------------------

Subsequent to submission of its EEO/AA Plan, the Grantee shall be required to conduct, on an annual basis, a statistical analysis pursuant to guidelines established by the Cable Commission to determine whether minorities or women are underutilized in the Grantee's workforce in any job category. Generally, this analysis shall consist of a comparison of the projected annual, numerical affin,native action goals of the Grantee and the actual representation of minorities and females in the Grantee's workforce.



                                   Exhibit K
                                   ---------
                               MBE AND WBE PLANS
                               -----------------

The City recognizes that (i) minority and women-owned businesses have historically been underutilized in the cable television industry; (ii) the minority and female populations comprise substantially more than half of the general population of the City; (iii) there are a significant number of qualified minority and women-owned businesses located within the City and (iv) by providing opportunities to such minority and women-owned businesses, The Grantee shall assist in increasing the participation of minority and women-owned businesses in the cable television industry. To this end, the Grantee, pursuant to Section 24.2 and 3 of the Agreement, shall develop separate NLBE' and WBE'Plans.

I.          MBE/WME Plans
            -------------

          Both the NME and WBE Plans of the Grantee shall contain:

A. A description of the Grantee's internal MBE/WBE policy that demonstrates the Grantee conunitment to maximizing the participation of minority and women-owned businesses located in the City in the construction, installation, maintenance and operation of its cable television system. This policy shall be dissen-dnated both internally and externally and be reflected in all of the Grantee's contracts. Indicative of the Grantee's efforts to disseminate this policy shall be:

               1) Timely notice of the Grantees intent to award contracts to the n-dnority and female business communities, MBE/WBE assistance agencies and other MBE/WBE-related organizations;

               2) Advertising in publications having significant circulation among minorities and/or females;

               3 Sponsoring conferences to advertise the Grantees MBE/WBE policies and to explain the procedures for MBE/WBE participation;

               4) Maintaining systematic contacts with the minority and female business communities, MBE/WBE assistance agencies, MBE/WBE contractor associations and other minority and female organizations to encourage referrals of qualified MBE/WBE;

               5) Commuricating the Grantees MBE/WBE policies to all existing Contractors and subcontractors and requesting MBE/WBE referrals for future considerations.

The designation of a senior company official who shall have full responsibility for the development, implementation and monitoring of the Grantee's MBE/WBE programs. This official shall be given adequate personnel and financial resources to conduct such programs. The title of this official shall appear in all of the Grantees materials relating to MBE/WBE.

C. A description of specific programs including those programs set forth in Section XIVof the Grantee's Appfication that will be established and implemented by the Grantee to meet its required MBE and WBE goals and to ensure the participation of MBE/WBEs in the construction, installation, maintenance and operation of its cable television system.

     D. A description of specialized programs that the Grantee may, at its option, establish and implement to meet its required MBE and WBE goals and to ensure the participation of MBEs/WBEs in the construction, installation, maintenance and operation of the Grantee's cable television system such as:

               1)  Set-asides for MBE/WES;
               2)  Joint venture arrangements between MBE/WBEs and other firms;
               3)  Sole source contracts with capable, qualified MBEs/ WBES;
               4) Division of contracts to facilitate greater MBE/WBE participation;
               5) Accelerated or pro-mted payment plans and pro-rated delivery schedules in order to minimize the cash flow problems of MBE/WBEs;
               6) Purchasing supplies and/or leasing the required equipment for a job and then subcontracting with MBEs/WBEs only for the expertise required to perform the job;and
               7)  Revolving loan funds.

Also indicative of the Grantee's efforts to meet its MBE/WBE goals shall be: a) the deposit of funds in minority or women-owned banks; b) bonding, management and technical assistance;

c) the dissemination of infomational materials; d) the sponsoring of seminars and workshops-, and e) advising MBE/WBEs on organizational and contractual requirements, bid specifications, contracting schedules and procurement procedures.

E. A description of the categories and dollar values of all contracts to be awarded by the Grantee.

F. A description of the categories and dollar values of all contracts that should be excluded from the total dollar value of contracts to be awarded by the Grantee because participation of MBE/WBEs would not be practically possible such as factory direct purchases, purchases of sateuite-delivered services and purchases of materials or equipment from a sole source of supply. These exclusions must be justified by the Grantee in this description and are subject to Cable Commission approval.

G. A description of the s internal audit and monitoring system that must be integrated with the Grantee!s normal personnel, budgetary and management systems and used for purposes of measuring the effectiveness of the Grantees MBE/WBE programs. Said description shall:

          1) Set forth specifically the steps the Grantee will take to identify and award contracts to MBEs and WBES;

          2) Detad the methods the Grantee will use for monitoring its MBE/WBE programs;

          3)  Be consistent with the MBE/WBE counting methods set forth below:
              a) The total dollar value of the contract awarded to the MBE/WBE is counted toward the applicable MBE/WBE goals.

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

    b) The total dollar value of a contract with an MBE/WBE owned and controlled by both minority males and non-minority females is counted towards MBE or WBE goals respectively, in proportion to the percentage of ownership and co ntrol of each group in the business.

    c) The total dollar value of a contact with an MBE-owned and controlled by minority women is counted towards either the applicable MBE goal or the WBE goal, but not toward botil The Grantee may choose the goal to which the contract value is applied.

    d) The portion of the total dollar value of a contract with an eligible joint venture that is equal to the percentage of ownership and control of the MBE/WBE partner in the joint venture may be counted towards the applicable MBE/WBE goals.

    e) Only expenditures to MBE/WBEs that perform a "commercially useful function" in the performance of a conma may be counted towards the applicable MBE/WBE goals. An MBE/WBE is considered to perform a "commercially useful function" if it is responsible for the execution of a distinct element in the performance of a contract and carries out its responsibilities by actively performing, managing and supervising the job.

    f) The portion of the total dollar value of a sub-contract performed by an MBE/WBE is counted towards the applicable MBE/WBE goals.

    g) Materials and supplies obtained from MBE/WBE suppliers and manufacturers may be counted towards the applicable MBE/WBE goals, provided that the MBE/WBE assumes the actual and contractual responsibility for the provision of materials or supplies. In cases where the MBE/WBE exercises the exclusive role of a distributor, broker or agent for the obtaining of materials or supplies, then only the commission, markup or fee earned by the MBE/WBE may be counted towards the appficable MBE/WBE goals.



                                      K- 6
                                   EXHIBIT L
                                   ---------


                            PLAN OF INTERCONNECTION
                            -----------------------



                         (To Come - per Section 15.3 -
                       due 90 days after Acceptance Date]

                                      -77-